As filed with the Securities and Exchange Commission on June 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8071	41-1741861
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael DePasquale

Chief Executive Officer

BIO-key International, Inc.

3349 HIGHWAY 138, BUILDING A, SUITE E

WALL, NJ 07719

(732) 359-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vincent A. Vietti Fox Rothschild LLP Princeton Pike Corporate Center 997 Lenox Drive Lawrenceville, NJ 08648-2311 (609) 896-3600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 15, 2023

900,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 900,000 shares of common stock, par value $0.0001 per share, of BIO-key International, Inc. issued and sold by us in a private placement transaction, consisting of up to 700,000 issued and outstanding shares and 200,000 shares issuable upon exercise of certain outstanding common stock purchase warrants.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BKYI.” On June 9, 2023, the closing price of our common stock was $0.72 per share.

We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 22 for more information about how the selling stockholder may sell or dispose of the shares of common stock offered hereby.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED HEREIN UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                   , 2023.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe”, “SidePass”, “EcoID”, “PistolStar®”, “PortalGuard”, “MobileAuth”, “PASSIVEKEY®” and “PISTOLSTAR®” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting the names of our companies and our key technology offerings discussed later in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “BIO-key,” the “Company,” “we,” “us” and “our” refer to BIO-key International, Inc. and our subsidiaries.

Overview

BIO-key International, Inc. is a leading identity and access management, or IAM, platform provider enabling secure work-from-anywhere for enterprise, education, and government customers. Our vision is to enable any organization to secure streamlined and passwordless workforce, customer, citizen and student access to any online service, workstation, or mobile application, without a requirement to use tokens or phones. Our products include PortalGuard® and PortalGuard Identity-as-a-Service (IDaaS) enterprise IAM, PINsafe, WEB-key® biometric civil and large-scale ID infrastructure, and accessory hardware to provide a complete solution for identity-innovating customers.

Millions of people use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

BIO-key PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems by utilizing our world-class biometric core platform among 17 other authentication factors. PortalGuard goes beyond traditional multi-factor authentication, or MFA, solutions by addressing sizeable gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

PortalGuard is used by our customers to manage and secure IT access by their employees, contractors and partners, which we call workforce identity. PortalGuard is also used to manage and secure the identities of an organization’s customers through integration of APIs we have developed and industry-standard federation standards, which we call customer identity.

In 2022, we expanded our product offerings and customer base when we acquired Swivel Secure, a Madrid, Spain based provider of IAM solutions. Swivel Secure is the exclusive distributer of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. These solutions include a patented one-time-code extraction technology, helping enterprises manage the increasing data security risks posed by cloud services and bring your own device policies.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users. One large bank has enrolled and identifies over 19 million of their customers in branches on a daily basis.

We sell our branded biometric and FIDO authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution. Our NIST-certified fingerprint biometric platform is unique in that it supports interoperable mixing and matching combinations of different manufactures’ fingerprint scanners in a deployment, so that the right scanner can be selected for the right use case, without mandating the user of a particular scanner.

We operate a SaaS business model with customers subscribing to term use of our software resulting in annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

Strategic Outlook

Historically, our largest market has been access control within highly regulated industries such as government, financial services, and healthcare. In 2019 we became the go-to biometric authentication provider for board of election offices which continue to deploy our hardware and software to secure internal access to the voter registration database. Upon acquiring PortalGuard in 2020, we now serve the higher education vertical.

We expect to grow our business within these highly-regulated industries and expect to continue to extend this footprint in 2023 and beyond. We believe that continued heightened security and privacy requirements in these industries, and as colleges and universities continue operating in remote environments, we will generate increased demand for security solutions, including biometrics. In addition, we expect that the compatible, yet superior portable biometric user experience offered by our technology for Windows 10 users will accelerate the demand for our computer network log-on solutions and fingerprint readers. Through value add-offerings via direct sales, resellers, and strategic partnerships with leading higher education platform providers, we expect to continue to grow our installed base. With the integration of Swivel Secure, we expect to expand our business into EMEA.

Our primary sales strategies are focused on (i) increased marketing efforts into the IAM market, (ii) dedicated pursuit of large-scale identification projects across the globe, and (iii) growing our channel alliance program which includes more than one hundred and fifty participants and continues to generate incremental revenues.

A second component of our growth strategy is to pursue strategic acquisitions of select businesses and assets in the IAM space. In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations.

General

Our principal executive office is located at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719 and our telephone number is (732) 359-1100. Our website is located at www.bio-key.com. The information on our website or any other website is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

The BIO-key logo is our trademark. This prospectus and the documents we incorporate by reference into this prospectus may also contain trademarks and trade names of others.

The Offering

Issuer:	BIO-key International, Inc.
Common stock offered by selling stockholder:	900,000 shares of common stock
Shares of common stock outstanding before this offering:	9,234,833 shares of common stock
Shares of common stock outstanding after completion of this offering (assuming full exercise of the common stock purchase warrants that are exercisable for shares of common stock offered hereby):	9,434,833 shares of common stock
Terms of this offering:

The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

Use of proceeds:	The proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholder. We will not receive any of the proceeds from any sale of the shares of common stock offered by this prospectus. If all of the 200,000 common stock purchase warrants exercisable for shares of common stock offered hereby are exercised, we will receive aggregate gross proceeds of $600,000 which we expect to use for working capital purposes. See “Use of Proceeds”.
Listing of common stock:	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “BKYI”.
Risk factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 5 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

The number of shares of our common stock to be outstanding after this offering is based on 9,234,833 shares of our common stock outstanding as of June 9, 2023 and excludes as of such date:

●	172,734 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $16.84 per share;
●	4,872,025 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $5.81 per share; and
●	264,006 other shares of our common stock reserved for future issuance under our 2015 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.

BUSINESS AND FINANCIAL RISKS

Based on our lack of sufficient revenue and recurring losses from operations, our independent registered public accounting firm has included an explanatory paragraph in their opinion as to the substantial doubt about our ability to continue as a going concern.

Due to, among other factors, our history of losses and insufficient revenue, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2022 as to the substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern.

We have historically not generated significant revenue and have sustained substantial operating losses.

In order to increase revenue, we have developed a direct sales force and anticipate the need to retain additional sales, marketing and technical support personnel and may need to incur substantial expenses. We cannot assure you that we will be able to secure these necessary resources, that a significant market for our technologies will develop, or that we will be able to achieve our targeted revenue. If we are unable to achieve revenue or raise capital sufficient to cover our ongoing operating expenses, we will be required to scale back operations, including marketing and research initiatives, or in the extreme case, discontinue operations.

We may need to obtain additional financing to execute our business plan over the long-term, which may not be available. If we are unable to raise additional capital or generate significant revenue, we may not be able to continue operations.

We have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $798,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. During 2022, we generated approximately $7.0 million of revenue, which is below our average monthly requirements. If we are unable to generate sufficient revenue to cover operating expenses and fund our business plan, we will need to obtain additional third-party financing. We may, therefore, need to obtain additional financing through the issuance of debt or equity securities. We cannot assure you that we will be able to secure any such additional financing on terms acceptable to us or at all. If we cannot obtain such financing, we will not be able to execute our business plan, will be required to reduce operating expenses, and in the extreme case, discontinue operations.

Our $2.2 million principal amount secured note matures on December 22, 2023 and we may not have sufficient cash flow from our business or the ability to raise sufficient funds to repay this note when due which may expose us to the risk of default which would materially and adversely affect our financial condition.

On December 22, 2022, we issued a $2.2 million secured promissory note (the “Note”) to an investor which is due six months following the date of issuance, subject to one six-month extension by us. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six increasing to 12% per annum if we extend the term of the Note for an additional six months. The Note is secured by a lien on substantially all of our assets and properties. In addition to current interest payment obligations, the Note contains various covenants. Upon the occurrence of any event of default (as defined in the Note), whether for payment or covenant breach, and expiration of any applicable cure periods, all amounts due under the Note will immediately become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the investor will have the right to convert all amounts due under the Note into shares of common stock at a conversion price equal to the 10 day volume weighted average sales price of our stock. Although the aggregate number of shares of common stock issuable upon conversion of the Note is capped at 985,576 shares, any such conversion could cause substantial dilution to existing stockholders and cause the price of our stock to drop. In April of 2023, we were in default under the Note due to our failure to timely file our annual report and timely file this registration statement covering the public resale of the shares issued to the holder of the Note in connection with the financing. We obtained a waiver and as of the date of this registration statement are not in default.

We plan to satisfy our obligations under the Note through a combination of cash from operations, liquidation of existing inventory, and proceeds from the issuance of additional debt or equity securities. Such payments will reduce the funds available to us for working capital, capital expenditures and other corporate purposes which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, and prevent us from taking advantage of business opportunities as they arise. While we believe that our plans to repay and or refinance this indebtedness are reasonable, as of the date of this report, we can provide no assurances that we will have cash resources from operations or be able to obtain the necessary financing on attractive terms or at all to repay the Note in full. Any plans to refinance are subject to the conditions in the capital and credit markets, which have been volatile due to, among other things, increases in interest rates. As a result, we may be forced to obtain capital on terms that are unattractive or that are dilutive to our stockholders and may need to pursue other alternatives to satisfy our obligation under the Note if we are unable to access the capital markets.

Our biometric technology has yet to gain widespread market acceptance and we do not know how large of a market will develop for our technology.

Biometric technology has received only limited market acceptance, particularly in the private sector. Our technology represents a novel security solution and we have not yet generated significant sales. Although recent security concerns relating to identification of individuals and appearance of biometric readers on popular consumer products, including the Apple iPhone, have increased interest in biometrics generally, it remains an undeveloped, evolving market. Biometric based solutions compete with more traditional security methods including keys, cards, personal identification numbers and security personnel. Acceptance of biometrics as an alternative to such traditional methods depends upon a number of factors including:

●	national or international events which may affect the need for or interest in biometric solutions;
●	the performance and reliability of biometric solutions;
●	marketing efforts and publicity regarding these solutions;
●	public perception regarding privacy concerns;
●	costs involved in adopting and integrating biometric solutions;
●	proposed or enacted legislation related to privacy of information; and
●	competition from non-biometric technologies that provide more affordable, but less robust, authentication (such as tokens and smart cards).

For these reasons, we are uncertain whether our biometric technology will gain widespread acceptance in any commercial markets or that demand will be sufficient to create a market large enough to produce significant revenue or earnings. Our future success depends, in part, upon business customers adopting biometrics generally, and our solution specifically.

Biometric technology is a new approach to Internet security, which must be accepted in order for our WEB-key solution to generate significant revenue.

Our WEB-key authentication initiative represents a new approach to Internet security, which has been adopted on a limited basis by companies that distribute goods, content or software applications over the Internet. The implementation of our WEB-key solution requires the distribution and use of a finger scanning device and integration of database and server side software. Although we believe our solutions provide a higher level of security for information transmitted over the Internet than existing traditional methods, unless business and consumer markets embrace the use of a scanning device and believe the benefits of increased accuracy outweigh implementation costs, our solution will not gain market acceptance.

The market for our solutions is still developing and if the biometrics industry adopts standards or a platform different from our standards or platform, our competitive position would be negatively affected.

The market for identity solutions is still developing. The evolution of this market may result in the development of different technologies and industry standards that are not compatible with our current solutions, products or technologies. Several organizations set standards for biometrics to be used in identification and documentation. Although we believe that our biometric technologies comply with existing standards, these standards may change and any standards adopted could prove disadvantageous to or incompatible with our business model and current or future solutions, products and services.

Our software products may contain defects which will make it more difficult for us to establish and maintain customers.

Although we have completed the development of our core biometric technology, it has only been used by a limited number of business customers. Despite extensive testing during development, our software may contain undetected design faults and software errors, or “bugs” that are discovered only after it has been installed and used by a greater number of customers. Any such defect or error in new or existing software or applications could cause delays in delivering our technology or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technologies are intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our biometric technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

In order to generate revenue from our biometric products, we are dependent upon independent original equipment manufacturers, system integrators and application developers, which we do not control. As a result, it may be more difficult to generate sales.

We market our technology through licensing arrangements with:

●	original equipment manufacturers (OEMs), system integrators and application developers which develop and market products and applications which can then be sold to end users; and
●	companies which distribute goods, services or software applications over the Internet.

As a technology licensing company, our success will depend upon the ability of these manufacturers and developers to effectively integrate our technology into products and services which they market and sell. We have no control over these licensees and cannot assure you that they have the financial, marketing or technical resources to successfully develop and distribute products or applications acceptable to end users or generate any meaningful revenue for us. These third parties may also offer the products of our competitors to end users. While we have commenced a significant sales and marketing effort, we have only begun to develop a significant distribution channel and may not have the resources or ability to sustain these efforts or generate any meaningful sales.

We face intense competition and may not have the financial and human resources necessary to keep up with rapid technological changes, which may result in our technology becoming obsolete.

The Internet, facility access control, and information security markets are subject to rapid technological change and intense competition. We compete with both established biometric companies and a significant number of startup enterprises as well as providers of more traditional methods of access control. Most of our competitors have substantially greater financial and marketing resources than we do and may independently develop superior technologies, which may result in our technology becoming less competitive or obsolete. We may not be able to keep pace with this change. If we are unable to develop new applications or enhance our existing technology in a timely manner in response to technological changes, we will be unable to compete in our chosen markets. In addition, if one or more other biometric technologies such as voice, face, iris, hand geometry or blood vessel recognition are widely adopted, it would significantly reduce the potential market for our fingerprint identification technology.

We recognized revenues from Africa and the European Union in 2021 and 2022 and expect continued revenues from these regions in future periods. Our financial performance will be subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Owing to the international scope of our operations, including our recent acquisition of Swivel Secure Europe, SA, we are exposed to foreign exchange risk. Our primary exposure to movements in foreign currency exchange rates relates to non-U.S. dollar-denominated sales and operating expenses worldwide. Weakening of foreign currencies relative to the U.S. dollar will adversely affect the U.S. dollar value of our foreign currency-denominated sales and earnings, if any, and could lead to us raising international pricing, potentially reducing the demand for our products. In addition, margins on sales of our products in foreign countries and on sales of products that include components obtained from foreign suppliers could be materially adversely affected by foreign currency exchange rate fluctuations. As a result, our business and the price of our common stock may be affected by fluctuations in foreign exchange rates, which may have a significant impact on our results of operations and cash flows from period to period. Currently, we do not have any exchange rate hedging arrangements in place.

Although we have made significant sales of our products throughout Asia and Africa in prior years, we have not been able to consistently enforce our contract rights and collect all receivables which has resulted in material write-offs.

Our ability to enforce our international contracts is contingent on our relationships with foreign resellers, and their financial viability. Although we are making efforts to better enforce our contract rights, there can be no assurance that we will be able to fully collect all receivables originating in Asia and Africa or that will not have to write-off future receivables which may be material in amount. Any such write-offs have in the past and will negatively impact our financial position and results of operation.

We depend on key employees and members of our management team, including our Chairman of the Board and Chief Executive Officer, Chief Financial Officer, and our Chief Legal Officer, in order to achieve our goals. We cannot assure you that we will be able to retain or attract such persons.

Our employment contracts with Michael W. DePasquale, our Chairman of the Board and Chief Executive Officer, Cecilia C. Welch, our Chief Financial Officer, and James D. Sullivan, our Chief Legal Officer, expire annually, and renew automatically for successive one-year periods unless notice of non-renewal is provided by the Company. Although the contracts do not prevent them from resigning, they do contain confidentiality and non-compete clauses, which are intended to prevent them from working for a competitor within one year after leaving our Company. Our success depends on our ability to attract, train and retain employees with expertise in developing, marketing and selling software solutions. In order to successfully market our technology, we will need to retain additional engineering, technical support and marketing personnel. The market for such persons remains highly competitive and our limited financial resources will make it more difficult for us to recruit and retain qualified persons.

We cannot assure you that the intellectual property protection for our core technology provides a sustainable competitive advantage or barrier to entry against our competitors.

Our success and ability to compete is dependent in part upon proprietary rights to our technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets and technical measures to protect our propriety rights. We have filed a patent application relating to both the optic technology and biometrics solution components of our technology wherein several claims have been allowed. The U.S. Patent and Trademark Office has issued us a series of patents for our Vector Segment fingerprint technology (VST), and our other core biometric analysis and identification technologies. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S. and abroad, our technology or other intellectual property may be compromised, and our business would be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources.

Third parties may claim that we are infringing on their intellectual property rights. We may violate the rights of others without our knowledge. We may expose ourselves to additional liability if we agree to indemnify our customers against third party infringement claims. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify, and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim.

In addition, in the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are engaged in the development of portions of products which are similar to the development in which they were involved at their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. If any such claims were to arise in the future, litigation or other dispute resolution procedures might be necessary to retain our ability to offer our current and future services, which could result in substantial costs and diversion of our financial and management resources. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations. Even if intellectual property claims brought against us are without merit, they could result in costly and time consuming litigation, and may divert our management and key personnel from operating our business.

If we are unable to effectively protect our intellectual property rights on a worldwide basis, we may not be successful in the international expansion of our business.

Access to worldwide markets depends in part on the strength of our intellectual property portfolio. There can be no assurance that, as our business expands into new areas, we will be able to independently develop the technology, software or know-how necessary to conduct our business or that we can do so without infringing the intellectual property rights of others. To the extent that we have to rely on licensed technology from others, there can be no assurance that we will be able to obtain licenses at all or on terms we consider reasonable. The lack of a necessary license could expose us to claims for damages and/or injunction from third parties, as well as claims for indemnification by our customers in instances where we have a contractual or other legal obligation to indemnify them against damages resulting from infringement claims. With regard to our own intellectual property, we actively enforce and protect our rights. However, there can be no assurance that our efforts will be adequate to prevent the misappropriation or improper use of our protected technology in international markets.

We may not achieve profitability if we are unable to maintain, improve our offerings.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively develop and improve services, we may not be able to recover our fixed costs or otherwise become profitable.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

We are subject to risks and uncertainties associated with the continued growth of our international operations, which may harm our business.

We have international operations and recently expanded our international operations when we acquired Swivel Secure Europe SA, and plan to continue expanding abroad. Accordingly, our business is subject to risks and uncertainties associated with doing business outside of the United States and could be adversely affected by a variety of factors, including:

●

multiple, conflicting and changing laws and regulations such as privacy, security, and data use regulations, tax laws, export and import restrictions, economic and trade sanctions and embargoes, employment laws, anticorruption laws, regulatory requirements, reimbursement or payer regimes and other governmental approvals, permits and licenses;

●	failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our product candidates in various countries;
●	additional potentially relevant third-party patent rights;
●	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;
●	difficulties in staffing and managing foreign operations;
●

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our product candidates and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;
●

regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act (FCPA), its books and records provisions, or its anti-bribery provisions, or laws similar to the FCPA in other jurisdictions in which we may now or in the future operate; and

●	anti-bribery requirements of several Member States in the European Union and other countries that may change and require disclosure of information to which U.S. legal privilege may not extend.

Any of these factors could significantly harm our business, operating results, financial condition or prospects.

Our business could be negatively impacted by security threats, including cybersecurity threats, ransomware, and other disruptions.

Our customers use our solutions to access their business systems and store data related to their employees, contractors, partners and customers. Our systems’ integrity is essential to their use of our platform, which stores, transmits and processes customers’ proprietary information and users’ personal data. If the confidentiality, integrity or availability of our customers’ data or systems is disrupted, we could incur significant liability to our customers and to individuals or businesses whose information was being stored by our customers, and our platform may be perceived as less desirable, which could negatively affect our business and damage our reputation. We, our third-party service providers, and our customers may be unable to anticipate these techniques or to implement adequate preventive measures. Further, because we do not control our third-party service providers, or the processing of data by our third-party service providers, we cannot ensure the integrity or security of measures they take to protect customer information and prevent data loss beyond evaluating and relying on their representations as to their security methods and posture. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows. As a technology company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information. on an ongoing basis.

In addition to threats from traditional computer “hackers,” malicious code (such as malware, viruses, worms and ransomware), employee or contractor theft or misuse, password spraying, phishing and denial-of-service attacks, we and our third-party service providers now also face threats from sophisticated nation-state and nation-state-supported actors who engage in attacks (including advanced persistent threat intrusions) that add to the risks to our systems (including those hosted on AWS’ systems), internal networks, our customers’ systems and the information that they store and process. Cybersecurity attacks in particular are evolving, we expect that they will continue, and we expect the scope and sophistication of these efforts may increase in future periods. As a result, we and our third-party service providers may be unable to anticipate these techniques or implement adequate preventative measures quickly enough to prevent either an electronic intrusion into our systems or services or a compromise of customer data, employee data or other protected information.

Although we have implemented systems and procedures that are designed to protect customer, employee, vendor and Company information, prevent data loss and other security breaches, and otherwise identify, assess, and analyze cybersecurity risks, these measures may not function as expected or may not be sufficient to protect our internal networks and platform against certain attacks. Development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures increase and become more sophisticated. We face an evolving threat landscape in which cybercriminals, among others, employ a complex array of techniques designed to access personal data and other information, including, for example, the use of fraudulent or stolen access credentials, malware, ransomware, phishing, denial of service and other types of attacks. While, to the best of our knowledge, we have not experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a security breach or cyberattack that could materially increase financial risk to the Company or our customers, such a security breach or cyberattack could adversely affect our business and operations, including by damaging our reputation and our relationships with our customers, employees and investors, exposing us to litigation, fines, penalties or remediation costs.

We maintain cybersecurity insurance, but our insurance may be insufficient to cover all liabilities incurred in any such incident, and any incident may result in loss of, or increased costs of, that cybersecurity insurance. Any breach, or any perceived breach, of our systems, our customers’ systems, or other systems or networks secured by our products, without regard to whether any breach is due to a vulnerability in our platform, may also undermine confidence in our platform or the identity as a service industry and could result in damage to our reputation and brand, negative publicity, loss of partners, customers and sales, increased costs to correct any problem, costly litigation and other liabilities. In addition, a breach of the security measures of one of our partners could result in the disclosure of confidential information or other data that may provide additional avenues of attack, and if a high profile security breach occurs with respect to a comparable cloud technology provider, our customers and potential customers may lose trust in the security of the cloud business model generally, which could adversely impact our ability to retain existing customers or attract new ones. Any of these negative outcomes could adversely impact market acceptance of our products and could harm our business, results of operations, and financial condition.

Our failure to comply with applicable privacy, data protection and information security laws or related contractual obligations could subject us to significant liability and negatively impact our financial position and results of operation.

There are numerous laws and regulations in various jurisdictions regarding privacy, data protection, information security, and the storing, sharing, use, processing, transfer, disclosure and protection of personal data. In light of the increasing pace of new technology development, including with respect to biometric data, the scope of these data protection and privacy-related laws and regulations are expanding, subject to differing interpretations, and may be inconsistent among jurisdictions, or conflict with other rules that we are subject to. These evolving laws and regulations may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security.

Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or applicable laws or regulations relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability or cause our customers to lose trust in us, which could cause them to cease or reduce use of our products and services and otherwise have an adverse effect on our reputation and business. Any similar failure or perceived failure by users of our products or services may also have an adverse effect on our reputation and business. In addition, legal, regulatory, contractual and other obligations as well as public concerns relating to privacy, data protection or information security could restrict our ability to store and process data as part of our solutions or otherwise impact our ability to provide our solutions in certain jurisdictions and may result in the loss of business opportunities from customers operating in, or seeking to expand into, those jurisdictions. Additionally, in 2022, the SEC proposed new rules related to cybersecurity risk management, which may further increase our regulatory burden and the cost of compliance in such events.

Our failure to maintain appropriate environmental, social, and governance (“ESG”) practices and disclosures could result in reputational harm, a loss of customer and investor confidence, and adverse business and financial results.

There is an increasing focus from certain investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to environmental, social and governance matters (“ESG”). Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and/or actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential or current investors may elect to invest with our competitors instead. In addition, in the event that we communicate certain initiatives and goals regarding environmental, social and governance matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted.

New climate disclosure rules, if adopted by the SEC, may increase our costs and litigation risks, which could materially and adversely affect our future results of operations and financial condition.

During 2022, the SEC proposed new climate disclosure rules, which, if adopted, would require new climate-related disclosure in SEC filings, including certain climate-related metrics and greenhouse gas emissions data, information about climate-related targets and goals, transition plans, if any, and extensive attestation requirements. In addition to requiring public companies to quantify and disclose direct emissions data, the new rules also would require disclosure of climate impact arising from the operations and uses by the company’s business partners and contractors and end-users of the company’s products and/or services. We are currently assessing the impact of the new rules, if adopted as proposed, but at this time, we cannot predict the costs of implementation or any potential adverse impacts resulting from the new rules if adopted. However, we may incur increased costs relating to the assessment and disclosure of climate-related risks and increased litigation risks related to disclosures made pursuant to the new rules, either of which could materially and adversely affect our future results of operations and financial condition.

The war in Ukraine and the international community’s response have created substantial political and economic disruption, uncertainty, and risk.

Russia’s military intervention in Ukraine in late February 2022, Ukraine’s widespread resistance, and the NATO led and United States coordinated economic, financial, communications, and other sanctions imposed by other countries have created significant political and economic world uncertainty. There is significant risk of expanded military confrontation between Russia and other countries. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof, as well as any counter measures or retaliatory actions by Russia in response. At a minimum, the continuing conflict is likely to cause regional instability, geopolitical shifts and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy, which could materially adversely affect our financial condition or results of operations. Current and likely additional international sanctions against Russia may contribute to higher costs, particularly for petroleum-based products. These and related actions, responses, and consequences that cannot now be predicted or controlled may contribute to world-wide economic reversals.

There is a scarcity of and competition for acquisition opportunities.

There are a limited number of operating companies available for acquisition that we deem to be desirable targets. In addition, there is a very high level of competition among companies seeking to acquire these operating companies. Many established and well-financed entities are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these entities have significantly greater financial resources, technical expertise and managerial capabilities than us. Consequently, we will be at a competitive disadvantage in negotiating and executing possible acquisitions of these businesses. Even if we are able to successfully compete with these entities, this competition may affect the terms of completed transactions and, as a result, we may pay more or receive less favorable terms than we expected for potential acquisitions. We may not be able to identify operating companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to complete an acquisition of such a company for many reasons, including:

●	failure to agree on the terms necessary for a transaction, such as the purchase price;
●	incompatibility between our operational strategies or management philosophies with those of the potential acquiree;
●	competition from other acquirers of operating companies;
●	lack of sufficient capital to acquire a profitable distribution company; and
●	unwillingness of a potential acquiree to work with our management.

Risks related to acquisition financing.

We have a limited amount of financial resources and our ability to make additional acquisitions without securing additional financing from outside sources is limited. In order to continue to pursue our acquisition strategy, we may be required to obtain additional financing. We may obtain such financing through a combination of traditional debt financing or the placement of debt and equity securities. We may finance some portion of our future acquisitions by either issuing equity or by using shares of our common stock for all or a portion of the purchase price for such businesses. In the event that our common stock does not attain or maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept our common stock as part of the purchase price for the sale of their businesses, we may be required to use more of our cash resources, if available, in order to maintain our acquisition program. If we do not have sufficient cash resources, we will not be able to complete acquisitions and our growth could be limited unless we are able to obtain additional capital through debt or equity financings.

We may experience difficulties in integrating the operations, personnel and assets of any business we acquire which may disrupt our business, dilute stockholder value, and adversely affect our operating results.

A component of our business plan is to acquire businesses and assets in the biometric and identity access management industry. There can be no assurance that we will be able to identify, acquire or profitably manage businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Such acquisitions also involve numerous operational risks, including:

●	difficulties in integrating operations, technologies, services and personnel;
●	the diversion of financial and management resources from existing operations;
●	the risk of entering new markets;
●	difficulties in retaining the existing customers;
●	the potential loss of existing or acquired strategic operating partners following an acquisition;
●	the potential loss of key employees following an acquisition and the associated risk of competitive efforts from departures;
●	assumed or unforeseen liabilities that arise in connection with the acquired business;
●	possible legal disputes with the acquired company following an acquisition; and
●	the inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

To the extent we make any material acquisitions, our earnings may adversely affected by non-cash charges relating to the amortization of intangible assets.

Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid to acquire a business over the fair value of the identifiable tangible assets acquired must be allocated among identifiable intangible assets including goodwill. The amount allocated to goodwill is not subject to amortization. However, it is tested at least annually for impairment. The amount allocated to identifiable intangible assets, such as customer relationships and the like, is amortized over the life of these intangible assets. We expect that this will subject us to periodic charges against our earnings to the extent of the amortization incurred for that period. Because our business strategy focuses, in part, on growth through acquisitions, our future earnings may be subject to greater non-cash amortization charges than a company whose earnings are derived solely from organic growth. As a result, we may experience an increase in non-cash charges related to the amortization of intangible assets acquired in our acquisitions. Our financial statements will show that our intangible assets are diminishing in value, even if the acquired businesses are increasing (or not diminishing) in value.

RISKS RELATED TO OUR COMMON STOCK

We have issued a substantial number of options and warrants exercisable into shares of our common stock which could result in substantial dilution to the ownership interests of our existing stockholders.

As of the date of this prospectus, approximately 5,045,000 shares of our common stock were reserved for issuance upon exercise or conversion of outstanding stock options and warrants. The exercise or conversion of these securities will result in a significant increase in the number of outstanding shares and substantially dilute the ownership interests of our existing stockholders.

Upon an event of default under our $2.2 million principal amount secured note, all amounts then due under the note plus all resulting default sums will be convertible into up to 985,576 shares of our common at conversion price equal to the 10-day volume weighted average closing price of our stock. Any such conversion could cause substantial dilution to our existing stockholders and cause the price of our stock to decline.

Upon the occurrence of any event of default (as defined) under our $2.2 million principal amount secured note, whether for payment or covenant breach, and expiration of any applicable cure periods, all amounts then due under the note, will immediately become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30% to approximately $2.86 million, and the holder of the note will have the right to convert all amounts then due under the Note into shares of common stock conversion price equal to the 10-day volume weighted average sales price of our common stock on the date of conversion. Although the aggregate number of shares of common stock issuable upon conversion of the Note is capped at 985,576 shares, any conversion of the note could cause substantial dilution to our existing stockholders and cause the price of our stock to decline. During April 2023, we were in default under the Note due to our failure to timely file our annual report and timely file this registration statement covering the public resale of the shares issued to the holder of the Note in connection with the financing. We obtained a waiver and as of the date of this registration statement  are not in default.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may not be developed and if developed, sustained. If an active market for our common stock is not developed or sustained, it may be difficult for you to sell your shares without depressing the market price for the shares or sell your shares at all. Any inactive trading market for our common stock may also impair our ability to raise capital to continue to fund our operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If we fail to comply with the continued minimum closing bid requirements or other Nasdaq requirements for continued listing, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our common stock is listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share and minimum stockholders’ agreement. On January 12, 2023, we received a letter from the Nasdaq advising us that we have failed to satisfy the $1.00 minimum bid requirement due to the fact that the closing bid price for our Common Stock for thirty consecutive days was less than $1.00. We have 180 calendar days, or until July 11, 2023, to regain compliance. If we are unable to regain compliance during this period, we may be eligible for an additional 180 calendar day period to satisfy the minimum bid requirement. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities.

We may need to raise additional funds in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We may need to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, and may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuance of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our shares of common stock.

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase shares of our common stock.

Provisions of our certificate of incorporation, bylaws and Delaware law may make a contested takeover of our Company more difficult.

Certain provisions of our certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware (“DGCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested stockholder”) for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our certificate of incorporation also includes undesignated preferred stock, which may enable our board of directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Finally, our bylaws include an advance notice procedure for stockholders to nominate directors or submit proposals at a stockholders meeting. Delaware law and our charter may, therefore, inhibit a takeover.

The trading price of our common stock may be volatile.

The trading price of our shares has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus as well as our operating results, financial condition, announcements of innovations or new products by us or our competitors, general conditions in the biometrics and access control industries, and other events or factors. We cannot assure you that any of the broker-dealers that currently make a market in our common stock will continue to serve as market makers or have the financial capability to stabilize or support our common stock. A reduction in the number of market makers or the financial capability of any of these market makers could also result in a decrease in the trading volume of and price of our shares. In recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations may adversely affect the future-trading price of our common stock.

RISK RELATED TO THIS TRANSACTION

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, could lower our stock price and impair our ability to raise funds in new stock offerings.

If our stockholders sell substantial amounts of our common shares, the market price of our common shares could decrease. We had 9,234,833 common shares outstanding as of June 9, 2023. Under this registration statement, we are registering the resale of 900,000 common shares held by the selling stockholder, which represents approximately 10% of our outstanding common stock. In addition, we may sell additional common shares in subsequent offerings.

We cannot predict the size of future issuances of common shares or the effect, if any, that future issuances and sales of common shares, including the shares offered under this registration statement, other registration statements, and shares available for resale under Rule 144 under the Securities Act, or the perception that such sales could occur, may have on the market price of our common shares or our ability to raise additional capital through the sale of equity securities. With any additional issuance of common shares, investors will suffer dilution and we may experience dilution in our earnings per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to repay our outstanding secured indebtedness; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; delays in the development of products, statements of assumption underlying any of the foregoing, and numerous other matters of national, regional and global scale, including those set forth under the caption “Risk Factors” in this prospectus and other filings with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

THE OFFERING

This prospectus covers the public sale of 900,000 shares of common stock to be sold by AJB Capital Investments, LLC, consisting of 700,000 issued and outstanding shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock. The selling stockholder may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering. If all of the 200,000 common stock purchase warrants exercisable for shares of common stock offered hereby are exercised, we will receive aggregate gross proceeds of $600,000.

On December 22, 2022, we issued a senior secured promissory note to AJB Capital Investments, LLC in the principal amount of $2,200,000 (the “Note”). In connection with the issuance of the Note, we issued to AJB Capital Investments, LLC 700,000 shares of common stock (the “Commitment Shares”) and a warrant (the “Warrant”) to purchase 200,000 shares of common stock (the “Warrant Shares”) at an exercise price of $3.00 per share with a term of five years. The Warrant is exercisable on a cashless basis if at any time there is no effective registration statement covering the resale of the Warrant Shares. In the event the Note is paid in full within six months after the date of issuance, we will exercise our right to repurchase 350,000 of the Commitment Shares for aggregate payment of $1.00.

Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, all amounts due under the Note will immediately and automatically become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the investor will have the right to convert all amounts due under the Note into shares of common stock (the “Conversion Shares”) at a conversion price equal to the 10 day volume weighted average sales price our common stock on the date of conversion, subject to the share cap described in the paragraph below.

The aggregate number of shares of common stock issuable in the forgoing transaction consisting of the Commitment Shares, the Warrant Shares, and the Conversion Shares are capped at 1,684,576 which is equal to 19.9% of our issued and outstanding shares of common stock on December 22, 2022, the date the definitive transaction documents were executed.

The Note and the Warrant also contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 9.99% of our common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices.  The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholder’s interests other than through a public sale.

The selling stockholder identified in the following table is offering for resale 900,000 shares of our common stock. All of the securities were previously issued to the selling stockholder in private placement transactions described above under the section entitled “The Offering”.

The following table sets forth:

●	The name of the selling stockholder and any material relationship between us and the selling stockholder based upon information currently available to us;
●	The number of shares owned beneficially by the selling stockholder before the offering;
●	The percentage ownership of the selling stockholder prior to the offering;
●	The number of shares offered hereunder by the selling stockholder;
●	The number of shares owned beneficially by the selling stockholder after the offering; and
●	The percentage ownership of the selling stockholder after the offering.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent	Number of Shares Being Offered	Number(1)	Percent
AJB Capital Investments LLC(2)	900,000	9.54%	900,000	‑	-
TOTAL:			900,000

(1)

Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(2)

AJB Capital Managers LLC, is the manager AJB Capital Investments. LLC, has sole voting and dispositive power with respect to the shares. AJB Managers LLC is managed by a board of managers which operates by majority vote such that no individual member of the board of managers has voting or dispositive control over the shares.

The beneficial ownership set forth above has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on 9,234,833, shares of our common stock outstanding on June 9, 2023. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares. The selling stockholder is not affiliated with a broker-dealer registered under the Exchange Act of 1934, as amended.

The registration of these shares of common stock does not mean that the selling stockholder will sell or otherwise dispose of all or any of those securities. The selling stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by the selling stockholder under this prospectus. Furthermore, the selling stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

USE OF PROCEEDS

The selling stockholder will receive all proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of common stock by the selling stockholder.

We will, however, receive cash proceeds equal to the exercise price of the Warrant. Accordingly, we may receive aggregate gross proceeds of up to $600,000 assuming that the Warrant is exercised in full at an exercise price of $3.00 per share. We expect to use any proceeds received by us from the exercise of the Warrant for working capital purposes.

We will bear all costs, expenses and fees in connection with the registration of the shares, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

PLAN OF DISTRIBUTION

We are registering 900,000 shares of our common stock for possible sale by the selling stockholder. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may, from time to time, sell any or all of its shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the Nasdaq Capital Market or any other applicable national securities exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement and accompanying prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. If we are notified by the selling stockholder that any arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file an amendment to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the transferees or other successors in interest as selling stockholders under this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares.

We will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock currently trades on the Nasdaq Capital Market under the symbol “BKYI”.

Holders

As of June 9, 2023, the number of stockholders of record of our common stock was 131.

Dividends

We have not paid any cash dividends on our common stock to-date and have no intention of paying any cash dividends on our common stock in the foreseeable future. The terms of our secured promissory note issued in December 2022 prohibits us from paying or declaring any dividends or without the consent of the lender. The declaration and payment of dividends on our common stock is also subject to the discretion of our Board of Directors and certain limitations imposed under the Delaware General Corporation Law. The timing, amount, and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in the section captioned “Risk Factors” and elsewhere in this prospectus.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand our Company. This discussion is provided as a supplement to and should be read in conjunction with our consolidated financial statements for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022 and the accompanying notes included elsewhere in this prospectus.

Overview

We are a leading identity access management (IAM) platform provider enabling secure work-from-anywhere for enterprise, education, and government customers using secure multi-factor authentication (MFA). Our vision is to enable any organization to secure streamlined and passwordless workforce, customer, citizen and student access to any online service, workstation, or mobile application, without a requirement to use tokens or phones. Our products include PortalGuard® and PortalGuard Identity-as-a-Service (IDaaS) enterprise IAM, WEB-key® biometric civil and large-scale ID infrastructure, MobileAuth® mobile phone authentication application for iOS and Android, and high-quality, low-cost accessory fingerprint scanner and FIDO-compliant hardware to provide a full and complete solution for identity-innovating customers.

BIO-key PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems. PortalGuard goes beyond traditional MFA solutions by addressing functional gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

Our customers use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their important work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users. One large bank has enrolled and identifies over 21.7 million of their customers using BIO-key fingerprint biometrics in branches on a daily basis.

PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems by utilizing our world-class biometric core platform among 17 other authentication factors. PortalGuard goes beyond traditional multi-factor authentication, or MFA, solutions by addressing sizeable gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

PortalGuard and IBB deliver unique value to enterprises who find that mainstream MFA solutions do not adequately address their workforce use cases. PortalGuard operates as a single MFA user experience, providing a rich set of authentication choices to meet every use case. We sell our branded biometric and FIDO authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution. We do not mandate the use of BIO-key hardware with our software and services. Our NIST-certified fingerprint biometric platform is unique in that it supports interoperable mixing and matching combinations of different manufactures’ fingerprint scanners in a deployment, so that the right scanner can be selected for the right use case, without mandating the user of a particular scanner.

Security-conscious software developers leverage our platform APIs and federation interfaces to securely and efficiently embed biometric and MFA identity capabilities into their software. Our approach to IDaaS allows our customers to efficiently scale their security and identity infrastructures to protect both internal cloud workforce- and external customer-facing applications.

In 2022, we expanded our product offerings and customer base when we acquired Swivel Secure, a Madrid, Spain based provider of IAM solutions. Swivel Secure is the exclusive distributer of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. These solutions include a patented one-time-code extraction technology, helping enterprises manage the increasing data security risks posed by cloud services and bring your own device policies.

We operate a SaaS business model with customers subscribing to term use of our software for annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

Strategic Outlook

We plan to have a more significant role in the IAM market which continues to expand. We plan to offer customers a suite of authentication options that complement our biometric solutions. The more well-rounded offerings of authentication options will allow customers to customize their approach to authentication all under one umbrella.

We expect to grow our business within government services and highly-regulated industries in which we have historically had a strong presence including financial services, higher education, and healthcare. We believe that continued heightened security and privacy requirements in these industries, and as colleges and universities continue operating in remote environments, we will generate increased demand for security solutions, including biometrics. In addition, we expect that the compatible, yet superior portable biometric user experience offered by our technology for Windows 10 users will accelerate the demand for our computer network log-on solutions and fingerprint readers. Through value add-offerings via direct sales, resellers, and strategic partnerships with leading higher education platform providers, we will continue to grow our installed base.

Our primary sales strategies are focused on (i) increased marketing efforts into the IAM market, (ii) dedicated pursuit of large-scale identification projects across the globe and (iii) growing our channel alliance program which we have grown to more than one hundred and fifty participants and continues to generate incremental revenues.

A second component of our growth strategy is to pursue strategic acquisitions of select businesses and assets in the IAM space. In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations.

Recent Developments

As discussed under “Risk Factors” given the uncertainty of the duration and severity of a possible economic recession and the conflict between Ukraine and Russia and their effects on our business operations, sales cycles, personnel, and the geographic markets in which we operate, and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature, the related financial impact cannot be reasonably estimated at this time.

The current trend of continued remote work environments increases the risk of unauthorized users, phishing attacks, and hackers who are eager to take advantage of the challenges of securing remote workers. We believe that biometrics should continue to play a key role in remote user authentication.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2023 AS COMPARED TO MARCH 31, 2022

Consolidated Results of Operations – Percent Trend

	Three Months Ended March 31,
	2023	2022
Revenues
Services	17%	20%
License fees	81%	75%
Hardware	2%	5%
Total Revenues	100%	100%
Costs and other expenses
Cost of services	5%	11%
Cost of license fees	20%	4%
Cost of hardware	1%	3%
Total Cost of Goods Sold	26%	17%
Gross profit	74%	83%

Operating expenses
Selling, general and administrative	63%	93%
Research, development and engineering	22%	41%
Total Operating Expenses	85%	134%
Operating loss	-11%	-51%

Other income (expenses)	2%	-%

Net loss	-9%	-51%

Revenues and Cost of Goods Sold

	Three months ended
	March 31,
	2023	2022	$ Change	% Change

Revenues
Service	$532,522	$395,804	$136,718	35%
License	2,478,556	1,460,183	1,018,373	70%
Hardware	72,689	85,184	(12,495)	-15%
Total Revenue	$3,083,767	$1,941,171	$1,142,596	59%

Cost of goods sold
Service	$154,801	$210,913	$(56,112)	-27%
License	620,881	73,230	547,651	748%
Hardware	44,592	53,298	(8,706)	-16%
Total Cost of goods sold	$820,274	$337,441	$482,833	143%

Revenues

For the three months ended March 31, 2023 and 2022, service revenues included approximately $292,000 and $317,000 respectively, of recurring maintenance and support revenue, and approximately $240,000 and $79,000, respectively, of non-recurring custom services revenue. Recurring service revenue decreased 13% in the first quarter of 2023 as compared to the first quarter of 2022 due largely to the recognition of annual SaaS revenue versus maintenance renewal contracts. Non-recurring custom services increased due to services provided by Swivel Secure. As our customer base continues to grow, we expect the service revenue to increase in future periods.

For the three months ended March 31, 2023, license revenue increased 70% to $2,478,556 from $1,460,183 during the three months ended March 31, 2022. We increased both the variation and number of customers, including additional revenue from Swivel Secure which generated 63% of its license revenue from a customer in Central America, one large SaaS renewal, and cloud migrations.

Hardware sales decreased $12,495 during the three months ended March 31, 2023 to $72,689 from $85,184 during the three months ended March 31, 2022. The decrease was attributable to the mix of installations and other projects completed in the periods.

Costs of Goods Sold

For the three months ended March 31, 2023, cost of service decreased approximately $56,000 or 27% to $154,801 from $210,913 for the three months ended March 31, 2022 due to reduced personnel costs associated with the direct support for BIO-key support and maintenance. For the three months ended March 31, 2022, license fees increased to $620,881 from $73,230 during the three months ended March 31, 2022, due largely to the costs related to the license for the Swivel Secure product line. For the three months ended March 31, 2023, hardware costs decreased to $44,592 from $53,298 during the three months ended March 31, 2022, corresponding to the decrease in hardware revenue.

Selling, General and Administrative

	Three months ended
	March 31,
	2023	2022	$ Change	% Change

Selling, general and administrative	$1,931,732	$1,797,998	$133,734	7%

Selling, general and administrative expenses for the three months ended March 31, 2023 increased 7% to $1,931,732 as compared to $1,797,998 for the corresponding period in 2022. This increase was attributable largely to a full quarter of Swivel Secure sales expenses and a reserve for doubtful accounts of $50,000. These increases were offset, in part, by decreases in marketing personnel and expenses, and non-cash compensation.

Research, Development and Engineering

	Three months ended
	March 31,
	2023	2022	$ Change	% Change

Research, development and engineering	$690,159	$805,266	$(115,107)	-14%

For the three months ended March 31, 2023, research, development and engineering expenses decreased 14% to $690,159 as compared to $805,266 for the corresponding period in 2022. Included in the decrease were reductions in personnel costs, and outside services related to the completed development of our MobileAuth application.

Other Income (Expense)

	Three months ended
	March 31,
	2023	2022	$ Change	% Change

Other income (expenses)
Interest income	$4	$131	$(127)	-97%
Loss on foreign currency transactions	(15,000)	-	(15,000)	-100%
Change in fair value of convertible note	141,991	-	141,991	100%
Interest expense	(56,919)	-	(56,919)	-100%
Other income (expense)	$70,076	$131	$69,945	553,931%

Other income (expense) for the three month period ended March 31, 2023 consisted of interest expense of $54,999 on the secured note payable and the government loan through the BBVA bank net of interest income, change in fair value of $141,991 on the convertible note payable, and loss on foreign currency transactions. Other income (expense) for the three month period ending March 31, 2022 consisted of interest income.

YEAR ENDED DECEMBER 31, 2022 AS COMPARED TO YEAR ENDED DECEMBER 31, 2021

Consolidated Results of Operations

Two Year % trend

	Years ended December 31,
	2022	2021
Revenues
Services	26%	25%
License fees	65%	50%
Hardware	9%	25%
	100%	100%
Costs and other expenses
Cost of services	10%	13%
Cost of license fees	13%	4%
Cost of hardware	12%	16%
	35%	33%
Gross Profit	65%	67%

Operating expenses
Selling, general and administrative	133%	118%
Research, development and engineering	46%	46%
Reversal of earnout payable-Swivel acquisition	-7%	-
Impairment of goodwill	34%	-
Total operating expenses	206%	164%
Operating loss	-141%	-97%

Other income (expense)
Total other income (expense)	-29%	-2%

Loss before provision for income tax benefit	-170%	-99%

Provision for income tax benefit	-	-

Net loss	-170%	-99%

Revenues and Costs and other expenses

			2022-2021
	2022	2021	$ Chg	% Chg

Revenues
Services	$1,789,720	$1,273,354	$516,366	41%
License fees	4,584,052	2,555,809	2,028,243	79%
Hardware	646,486	1,285,326	(638,840)	-50%
Total Revenue	$7,020,258	$5,114,489	$1,905,769	37%

Costs and other expenses
Services	$722,152	$686,175	$35,977	5%
License fees	906,417	183,199	723,218	395%
Hardware	811,001	803,555	7,446	1%
Total Costs and other expenses	$2,439,570	$1,672,929	$766,641	46%

Revenues

Revenue increased $1,905,769 or 37% to $7,020,258 in 2022 as compared to $5,114,489 in 2021 due to the factors stated below.

For the years ended December 31, 2022, and 2021, service revenues included approximately $1,243,000 and $1,100,000, respectively, of recurring maintenance and support revenue, and approximately $546,000 and $173,000, respectively, of non-recurring custom services revenue. Recurring service revenue increased 13% from 2021 to 2022 due largely to the increased maintenance related to increased license revenue. Non-recurring custom services increased 216% due to increased new customer installations, Swivel service fees, and conversion to the cloud platform. Although inflation has negatively impacted many industries, we have continued to see our pipeline increase for the cybersecurity protection software and services that we offer. As our customer base continues to grow, we expect the service revenue to increase in future periods.

For the years ended December 31, 2022 and 2021, license revenue increased $2,028,243 or 79% to $4,584,052, due primarily to new customer orders, revenues from Swivel Secure for approximately $1.9 million, and existing recurring revenue contracts. We expect the recurring revenue to continue to grow in 2023.

Hardware sales decreased by $638,840, or 50%, to $646,486 in 2022 from $1,285,326 in 2021. The decrease was attributable largely to Q1 2021 sales in Nigeria to an international government agency, which did not recur in 2022 due to delayed roll out of the government project.

Costs of goods sold

For the year ended December 31, 2022, cost of services increased approximately 5% to $722,152, due to the increased costs to support for the PortalGuard deployments.

License fees for the year ended December 31, 2022 increased $732,218, or approximately 395%, to $906,417 related to increased license revenue and license fees payable for third-party software distributed by Swivel Secure.

Hardware costs for the year ended December 31, 2022 increased $7,446, or approximately 1%, to $811,001. The increase was associated with the decreased hardware sales and hardware mix described above, offset by the $400,000 reserve on inventory due to slow moving inventory purchased for projects in Nigeria. The Company is looking into other markets and opportunities to sell or return the product.

Selling, general and administrative

		2022 - 2021
2022	2021	$ Chg	% Chg

$9,364,887	$6,028,360	$3,336,527	55%

Selling, general and administrative costs for year ended December 31, 2022 were $9,364,887 representing a 55% increase from 2021. The increase included higher sales and marketing expenses incurred by Swivel Secure which we acquired in 2022, increased legal, professional, and other fees and expenses incurred in connection with the acquisition of Swivel Secure and the AJB Capital loan, bad debt expense related to a reserve on a note receivable, and an increase in the allowance for doubtful accounts of $360,000.

Research, development and engineering

		2022 - 2021
2022	2021	$ Chg	% Chg

$3,252,236	$2,355,056	$897,180	38%

For the year ended December 31, 2022, research, development and engineering costs were $3,252,236 representing a 38% increase over 2021. Included in the increase were personnel costs associated with retaining outside services related to the development of our MobileAuth application, and wages and benefits for new engineering employees.

Reversal of earnout payable – Swivel acquisition

		2022 - 2021
2022	2021	$ Chg	% Chg

$(500,000)	$-	$(500,000)	100%

For the year ended December 31, 2022, we recognized income on the elimination of the earnout payable on the acquisition of Swivel Secure as the certain requirements for the payout were not achieved.

Impairment of goodwill

		2022 - 2021
2022	2021	$ Chg	% Chg

$2,387,193	$-	$2,387,193	100%

For the year ended December 31, 2022, we recognized an impairment of our goodwill balances due to the decrease in market value of our common stock compared to the carrying value of our net assets.

Other income (expense)

			2022-2021
	2022	2021	$ Chg	% Chg

Interest income	$233	$4,075	$(3,842)	-94%
Foreign currency loss	-	(50,000)	50,000	100%
Investment-debt security reserve	(452,821)	(60,000)	(392,821)	-655%
Loan transaction costs	(1,147,456)	-	(1,147,456)	-100%
Change in fair value of convertible note	(396,203)	-	(396,203)	-100%
Interest expense	(10,462)	(18,000)	7,538	42%
	$(2,006,709)	$(123,925)	$(1,882,784)	-1519%

The amounts for other income (expense) for the year ended December 31, 2022 consisted of interest income of $233, a write-off of the investment-debt security as the Company received the proceeds and the bond issuer defaulted on repayment, loan transactions costs expensed for the convertible note payable as the Company elected to value the convertible note payable under the fair value option, the change in the fair value of the convertible note payable, and interest expense of $10,462 on the convertible note payable and the government loan through the BBVA bank. The amounts for the year ended December 31, 2021, related to a loss on a reserve on the investment in the debt security due to a delay in receiving the funds, interest expense from the amortization of debt discounts, and a foreign currency adjustment to an accounts receivable invoice, offset by interest income.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities overview

Net cash used for operations during the three months ended March 31, 2023 was $1,928,811. Items of note included:

●	Net positive cash flows related to accounts payable, prepayments, inventory and deferred revenue of approximately $276,000.

●	Net positive cash flows related to adjustments for non-cash expenses of approximately $128,000.

●	Negative cash flows related to changes in accounts receivable, amount due from factor, and accrued liabilities of approximately $2.3 million, due to working capital management.

Net cash used for operations during the year ended December 31, 2022 was $6,229,034. Items of note included:

●	Net positive cash flows related to non-cash expenses of approximately $5,980,000.

●

Net negative cash flows related to changes in accounts receivable, prepayments, accruals, lease liabilities, and deferred revenue in the aggregate amount of approximately $299,000 and our net loss for the period.

Investing activities overview

We did not use or generate any cash for investing activities during the three months ended March 31, 2023.

Net cash used in investing activities during the year December 31, 2022 was $696,618. This consisted of approximately $82,000 of capital expenditures, $9,000 of receipts from a note receivable and $624,000 (net of cash acquired and currency adjustment) to fund the cash portion of the purchase price for Swivel Secure.

Financing activities overview

Net cash used for financing activities during the three months ended March 31, 2023 was $34,289 for repayment of the government loan through the BBVA bank.

Net cash from financing activities was $1,903,240 during the year ended December 31, 2022 consisting of proceeds of $2,002,000 from the issuance of a convertible note, costs paid to acquire the convertible note of $155,140 and proceeds of $56,380 from sales of common stock under the employee stock purchase plan.

Sources of Liquidity

Since our inception, our capital needs have been principally met through proceeds from the sale of equity and debt securities. We expect capital expenditures to be less than $100,000 during the next twelve months.

The following sets forth our primary sources of capital during the previous two years:

In December 2022, we entered into and closed a securities purchase agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC under which we issued a $2,200,000 principal amount senior secured promissory note (the “Note”). The principal amount of the Note is due six months following the date of issuance, subject to one six-month extension. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six. In the event the maturity date of the Note is extended, interest will accrue at the rate of 12% per annum in months seven through twelve, payable monthly. The Note is secured by a lien on substantially all of the Company’s assets and properties can be prepaid in whole or in part without penalty at any time.

In March 2022, in connection with the acquisition of Swivel Secure, we assumed a €500,000 government loan that was issued through BBVA Bank during the COVID-19 pandemic. The loan bears interest at the rate of 1.75% per annum and is payable in monthly installments of approximately $11,900 inclusive of interest from May 2022 through maturity in April 2026. Upon closing of the acquisition, Swivel Secure had cash equal to the outstanding balance.

We entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) which has been extended to October 31, 2023 and may be discontinued at that time. Pursuant to the terms of the arrangement, from time to time, we sell to the Factor a minimum of $150,000 per quarter of certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. The Factor remits 35% of the foreign and 75% of the domestic accounts receivable balance to us (the “Advance Amount”), with the remaining balance, less fees, forwarded to us once the Factor collects the full accounts receivable balance from the customer. In addition, from time to time, we receive over advances from the Factor. Factoring fees range from 2.75% to 15% of the face value of the invoice factored and are determined by the number of days required for collection of the invoice. We expect to continue to use this factoring arrangement periodically to assist with our general working capital requirements due to contractual requirements.

Liquidity Outlook

At March 31, 2023, our total cash and cash equivalents were $722,335, as compared to approximately $2,635,522 at December 31, 2022. At March 31, 2023, we had working capital of approximately $3,359,000.

At December 31, 2022, our total cash and cash equivalents were approximately $2,600,000, as compared to $7,800,000 at December 31, 2021. At December 31, 2022, we had working capital of approximately $3,529,000.

As discussed above, we have historically financed our operations through access to the capital markets by issuing secured and convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. We currently require approximately $798,000 per month to conduct our operations, a monthly amount that we have been unable to consistently achieve through revenue generation. During the first three months of 2023, we generated $3,083,767 of revenue which did not generate enough cash to fully fund our average monthly requirements. During 2022, we generated approximately $7,020,000 of revenue, which did not generate enough cash to fully fund our average monthly cash requirements. We expect that Swivel Secure will continue to generate positive cash flow in 2023. We also have approximately $3.8 million of inventory purchased for projects in Nigeria. We are looking into other markets and opportunities to sell or return the product to generate additional cash.

If we are unable to generate sufficient revenue to fund current operations and execute our business plan, we may need to obtain additional third-party financing. Our second note is due on June 22, 2023, which we expect to extend for an additional six months. Unless we generate sufficient positive cash flow from operations or liquidation of existing inventory, we expect that we will need to obtain additional financing during the next twelve months to be used in part to repay out outstanding secured note.

Our long-term viability and growth will depend upon the successful commercialization of our technologies and our ability to obtain adequate financing. To the extent that we require such additional financing, no assurance can be given that any form of additional financing will be available on terms acceptable to us, that adequate financing will be obtained to meet our needs, or that such financing would not be dilutive to existing stockholders. If available financing is insufficient or unavailable or we fail to continue to generate sufficient revenue, we may be required to further reduce operating expenses, delay the expansion of operations, be unable to pursue merger or acquisition candidates, or in the extreme case, not continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements as of and for the year ended December 31, 2022 requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. There have been no material changes to these estimates for the periods presented in this prospectus.

We believe that of our significant accounting policies, which are described in Note A of the notes to our consolidated financial statements included in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations, as listed below:

1. Business Combinations We allocate the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. Acquired customer relationships, proprietary software, and trade names are recognized at fair value. The purchase price allocation process requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. Direct transaction costs associated with the business combination are expensed as incurred. The allocation of the consideration transferred in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date. We include the results of operations of the business that we have acquired in our consolidated results prospectively from the date of acquisition.

2. Impairment of Goodwill Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the Company’s market capitalization and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The effect of any impairment would be reflected in operating income in the consolidated statement of operations. The annual goodwill impairment test is performed as of December 31st of each year.

3. Income Taxes We account for income taxes under the asset and liability method, based on the income tax laws and rates in the jurisdictions in which operations are conducted and income is earned. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using expected rates in effect for the tax year in which the differences are expected to reverse. Developing the provision for income taxes requires significant judgment including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets. The Company has recorded a valuation allowance in the current and prior years to reduce net deferred tax assets to zero. If we were to subsequently determine that we would be able to realize deferred tax assets in the future in excess of its net recorded amount, an adjustment to deferred tax assets would increase net income for the period in which such determination was made. We will continue to assess the adequacy of the valuation allowance on a quarterly basis. Our judgments and tax strategies are subject to audit by various taxing authorities.

4. Fair Value of Convertible Note Payable We elected the fair value option to account for the convertible note payable. The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. We elected the fair value option to better depict the ultimate liability associated with the note, including all features and embedded derivatives. The note accounted for under the fair value option election represents the debt host financial instrument containing certain embedded features that would otherwise be required to be bifurcated from the debt host and recognized as separate derivative liabilities subject to initial and subsequent periodic fair value measurement in accordance with U.S. GAAP. When the fair value option election is applied to financial liabilities, bifurcation of embedded derivatives is not required, and the financial liability in totality is recorded at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis as of each balance sheet date thereafter. We estimated the fair value of the note using a probability-weighted discounted cash flow model with significant assumptions including the present value discount rate and the likelihood of default.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective February 1, 2022, the Company’s independent registered public accounting firm, Rotenberg Meril Solomon Bertiger & Guttilla, P.C. Certified Public Accountants (“Rotenberg”), combined with Marcum LLP. Rotenberg continued to operate as an independent registered public accounting firm as a wholly-owned subsidiary of Marcum LLP.

Rotenberg continued to serve as the Company’s independent registered public accounting firm through the filing of the Company’s Report on Form 10-Q for the quarter ended March 31, 2022. On July 20, 2022, the Audit Committee of BIO-key approved the engagement of Marcum LLP to serve as the independent registered public accounting firm of the Company for the year ended December 31, 2022.

During the two years ended December 31, 2021 and through July 20, 2022, the Company did not consult Marcum LLP with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Rotenberg formally resigned on July 20, 2022, as our independent registered public accounting firm and the services previously provided by Rotenberg are now provided by Marcum LLP.

Rotenberg’s report on our financial statements for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles.

During the years ended December 31, 2021 and 2020 and the subsequent interim period through the quarter ended March 31, 2022 (i) we did not have any disagreements with Rotenberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Rotenberg’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such periods, and (ii) there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

Overview

BIO-key International, Inc. is a leading identity and access management (IAM) platform provider enabling secure work-from-anywhere for enterprise, education, and government customers using secure multi-factor authentication (MFA). Our vision is to enable any organization to secure streamlined and passwordless workforce, customer, citizen and student access to any online service, workstation, or mobile application, without a requirement to use tokens or phones. Our products include PortalGuard® and PortalGuard Identity-as-a-Service (IDaaS) enterprise IAM, WEB-key® biometric civil and large-scale ID infrastructure, MobileAuth® mobile phone authentication application for iOS and Android, and high-quality, low-cost accessory fingerprint scanner and FIDO-compliant hardware to provide a full and complete solution for identity-innovating customers.

BIO-key PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems. PortalGuard goes beyond traditional MFA solutions by addressing functional gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

Our customers use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their important work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users. One large bank has enrolled and identifies over 21.7 million of their customers using BIO-key fingerprint biometrics in branches on a daily basis.

PortalGuard and hosted PortalGuard IDaaS are platforms that enable our customers to securely and easily assure that only the right people can access the right systems by utilizing our world-class biometric core platform among 17 other authentication factors. PortalGuard goes beyond traditional multi-factor authentication, or MFA, solutions by addressing sizeable gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens, eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

PortalGuard and IBB deliver unique value to enterprises who find that mainstream MFA solutions do not adequately address their workforce use cases. PortalGuard operates as a single MFA user experience, providing a rich set of authentication choices to meet every use case. We sell our branded biometric and FIDO authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution. We do not mandate the use of BIO-key hardware with our software and services. Our NIST-certified fingerprint biometric platform is unique in that it supports interoperable mixing and matching combinations of different manufactures’ fingerprint scanners in a deployment, so that the right scanner can be selected for the right use case, without mandating the user of a particular scanner.

Security-conscious software developers leverage our platform APIs and federation interfaces to securely and efficiently embed biometric and MFA identity capabilities into their software. Our approach to IDaaS allows our customers to efficiently scale their security and identity infrastructures to protect both internal cloud workforce- and external customer-facing applications.

In 2022, we expanded our product offerings and customer base when we acquired Swivel Secure, a Madrid, Spain based provider of IAM solutions. Swivel Secure is the exclusive distributer of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. These solutions include a patented one-time-code extraction technology, helping enterprises manage the increasing data security risks posed by cloud services and bring your own device policies.

We operate a SaaS business model with customers subscribing to term use of our software for annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

Development of Business

BIO-key was founded in 1993 to develop and market advanced fingerprint biometric technology and related security software solutions. First incorporated as BBG Engineering, the company was renamed SAC Technologies in 1994 and renamed BIO-key International, Inc. in 2002. Our principal executive office is located at 3349 Highway 138, Building A, Suite E, Wall, New Jersey 07719.

BIO-key was a pioneer in developing automated finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, credit card, passports, driver’s licenses, or other form of possession or knowledge-based credentialing. Our advanced technology and is used to improve both the accuracy and speed of fingerprint biometrics in some of the largest biometric systems in the world.

On June 30, 2020, we enhanced our product offering by acquiring PistolStar, Inc. (“PistolStar”). PistolStar provides enterprise-ready identity access management solutions to commercial, government and education customers throughout the United States and internationally. PistolStar develops and markets our PortalGuard line of software and services.

On March 8, 2022, we expanded our sales and support operation into Europe, Africa and the Middle East (“EMEA”) by acquiring Swivel Secure Europe, SA. Swivel Secure Europe is a Madrid, Spain based provider of IAM solutions serving over 300 customers through a network of dozens of channel partners throughout EMEA. Swivel Secure Europe is the exclusive distributer of AuthControl® Sentry, AuthControl Enterprise and AuthControl MSP product line in Europe, Middle East, and Africa, excluding the United Kingdom. Swivel Secure maintains a direct sales force with offices in Madrid, Spain and Lisbon, Portugal.

Our Products

BIO-key PortalGuard and PortalGuard IDaaS

BIO-key PortalGuard is an independent, customer-controlled and neutral-by-design cloud-based identity platform that allows our customers to integrate with any cloud or on-premise SaaS application, service or cloud host, as well as Windows device authentication through a single secure, reliable and scalable IAM platform. It provides identical capabilities in both a SaaS (PortalGuard IDaaS) or on-premise (PortalGuard) delivery model. PortalGuard integrates BIO-key’s Identity Bound Biometric (IBB) authentication as what-you-are authentication options that are not tied to a device or “what you have” authentication, allowing our customers to positively identify who is accessing their systems, not the device they might have handed off to another user. Our three-way IAM neutrality consists of:

●

seventeen MFA authentication factor choices, including our server-secured IBB via fingerprint scanners, or using a palm scan, facial selfie, or voice biometric via our MobileAuth app on a mobile phone;

●	open user directory choices including on premise, hybrid or full-Azure Active Directory, LDAP, IBM Domino, or custom SQL user directory; and

●	multiple single sign on, or SSO, federation options, including SAML, Open ID Connect (OIDC), OAUTH, CAS and WS-Fed.

These capabilities allow our customers to combine and authenticate legacy and future technologies and to securely connect users to the technology that they choose. We design transparent compatibility of the BIO-key PortalGuard IDaaS with on-premise infrastructures and public and hybrid clouds.

Our customers use the BIO-key PortalGuard IDaaS to secure their workforces and student populations and make their partner networks more collaborative. PortalGuard IDaaS provides more and secure experiences for their customers and end users, which enables our customers to future-proof their environments. PortalGuard IDaaS can be used as the central system for an organization’s connectivity, access, authentication and identity lifecycle management needs across all of its users, technology and applications. We enable our customers to easily deploy, manage and secure applications and devices, and offer provisioning services using open source tools.

Developers can leverage an extensive suite of API and modular SDK tools to build custom cloud, mobile and web application enrollment and authentication experiences that leverage BIO-key PortalGuard and WEB-key as the underlying identity management platform. Once deployed, PortalGuard allows administrators to enforce contextual access management decisions based on conditions such as user identity, device, geolocation, application destination identity, IP range, and time of day.

Our customers use BIO-key to (i) manage and secure work-related IT access of their employees, contractors and supply chain partners, which we call workforce identity; and (ii) manage and secure the identities of users of their web properties, which we call customer identity.

BIO-key PortalGuard and PortalGuard IDaaS for Workforce Identity. PortalGuard streamlines the way an organization’s employees, contractors and supply chain partners connect to its applications and data from any device, while increasing user efficiency, preventing unauthorized delegation, credential sharing, and keeping digital environments secure through our MFA capabilities. We enable organizations to provide their workforces with immediate and secure access to every application from any device they use, without maintaining multiple credentials. Our multi-directory support interfaces with the directories in place at an organization, while allowing SQL-based custom directories where none presently exist. BIO-key PortalGuard Desktop allows customers to extend the BIO-key PortalGuard IDaaS to their existing on-premises and remote workstation Windows sign in.

BIO-key PortalGuard and PortalGuard IDaaS for Customer Identity. BIO-key PortalGuard allows organizations to secure access to their online properties, while upgrading their customers’ user experience by delivering self-enrollment and management for customer-facing cloud, mobile or web applications. We enable an organization’s product team to layer BIO-key’s MFA, SSO and self-service password reset, or SSPR, functionality into their cloud, web and mobile applications through federation standards or using our APIs. Our customers are able to centrally manage policies, audit and log access across their properties, leading to more seamless customer experiences.

BIO-key VST and WEB-key; Products; Civil and Large-Scale ID Infrastructure

We have developed what we believe is the most discriminating and effective commercially available finger-based biometric technology. This technology is embedded in our PortalGuard product for enterprise security, providing customers with a unique capability to authenticate users without a phone or token, where appropriate, such as manufacturing, retail, call centers, and health care workers. Other markets for scalable biometric engines include government markets, large scale identity projects such as voter’s registration, driver’s license, national ID programs, and SIM card registration.

We also offer a full line of easy to use finger scanners for both enterprise and consumer markets. Our PIV Pro, SidePass®, EcoID II® and SideSwipes® finger readers can be used on any laptop, tablet or other device which contains a USB A or C port. We market and sell these fingerprint scanners through distributors and directly to end users via Amazon.

AuthControl Sentry; AuthControl Enterprise; AuthControl MSP

Swivel Secure is the exclusive distributer of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. These solutions include a patented one-time-code extraction technology, helping enterprises manage the increasing data security risks posed by cloud services and bring your own device policies.

Fingerprint Readers

Our series of compact fingerprint readers, we from both commercial companies use SidePass®, SideSwipe® or EcoID II® to replace their Windows passwords and enable Windows Hello for Business without replacing or upgrading laptops or tablets.

Identity and Access Management, User Multi-Factor Authentication, Single Sign On, Privilege Entitlement and Access Control

Our products simplify the authentication process for enterprise users and consumers, while raising security levels. This allows our customers to meet new, stronger authentication requirements and security best practices across many industries, while delivering a superior end-user experience. Customers use our products to reduce risk of theft, fraud, loss, account takeover attacks, and unauthorized account sharing by limiting access to valuable assets, privileges, data, services, networks and places to only authorized individuals. Our products provide stronger identity binding and a superior user experience versus traditional credentialing systems, which utilize a physical or knowledge-based electronic credential to authenticate the holder but fail to authenticate the actual user in addition to the token. Both commercial enterprises and the public sector have seen a shift in the requirement for stronger authentication, and the FBI, NIST and industry thought leaders such as SalesForce and Microsoft have encouraged entities to enhance their security posture by implementing stronger 2-factor authentication (2FA) or MFA. We believe the market for advanced user MFA, including fingerprint biometrics, extends to nearly every industry segment and the market opportunity for our products is massive, global and growing.

Our Markets

Historically, our largest market has been identity and access management for highly regulated industries like government and healthcare. However, we are witnessing a change in the landscape as organizations within all industries and of all sizes are embracing biometric technology and MFA as a security and workflow solution. Millions of users have been successfully using biometrics in phones from Apple and Samsung and they welcome the same user experience to access applications without passwords or tokens.

Our acquisition of PistolStar added a large customer base in the state and local government and higher education (SLED) vertical. Colleges and universities throughout the United States use our PortalGuard MFA and SSO platform. As governments, colleges and universities continue to operate in remote environments, we have seen additional demand for our solutions.

We believe there is potential for significant market growth in the following key areas:

●	Enterprise MFA for access to computer networks, and applications.
●	Large scale identification projects, especially in Africa and the surrounding regions.
●	Government funded initiatives, including the state board of elections.
●

International law enforcement use case applications as prospects see us as a global leader in the biometric technology space as witnessed by our agreement with the Israeli Defense Force, and the Singapore and Dubai Police departments.

●	Consumer mobile credentialing, including mobile payments, credit and payment card programs, data and application access, and commercial loyalty programs.
●	Demand for BIO-key hardware products from Windows Hello for Business users and Fortune 2000 companies.
●	Government services and highly regulated industries including, Medicare, Medicaid, Social Security, drivers’ licenses, campus and school ID, passports/visas.
●	Remote authentication challenges, including those created by the remote work shift resulting from the pandemic.

Business Model

Our business model is focused on the following key areas:

Market Drivers

Enterprise needs are not being met by mainstream MFA’s phone app or token approach. Supply chain breaches, ransomware attacks, and administrative access compromises highlight the shortcomings of mainstream MFA and security approaches, which leave far too much responsibility on end-users to comply with cyber-hygiene policies. BIO-key’s biometric authentication process prevents human error and human nature from undermining secure authentication, while making the end user’s access easier than ever. The current climate of broad enterprise adoption of MFA to replace passwords presents opportunities for us to leverage our unique differentiators and exploit the gaps in existing IAM technology approaches. One of those gaps is the challenge of authenticating users that “rove” among workstations. A second gap is preventing unauthorized account sharing and delegation.

OEM Customers

We continue to prioritize securing agreements with OEM customers. The history of success supporting NCR, McKesson, Omnicell, and LexisNexis provides an established footprint that we intend to build upon. As OEM customers embed our solutions within their products, the customer benefits from the enhanced security and workflow, and frees them from investing in R&D to manage an IAM infrastructure of their own. OEM customers’ ordering patterns are more predictable and OEM customers generally require lower service and support resourcing.

Highly Regulated Industries

Government ID projects and healthcare organizations, including hospitals, clinics, and small private practices present a strong opportunity for us. Additionally, the financial services industry, including banks and credit unions has grown substantially.

Partner Model

In 2022, we continued to grow our Channel Alliance Partner program (CAP) focused on partnering with select value added resellers, integrators, and distributors. We partner with leading application, managed service and infrastructure vendors, such as Intelisys, Insight, NGEN, Amazon Web Services, Pathify (formerly UCROO Campus), Software House International (SHI), Virtual Graffiti, Atlassian, and ProCirrus.

Microsoft Partnership	We are a Microsoft Partner and our line of compact fingerprint scanners has been tested and qualified by Microsoft to support Windows Hello and Windows Hello for Business.

Hardware

Hardware products generated 9% of our revenue in 2022. EcoID II® has emerged as our most popular scanner for enterprise deployments. For customers that require the highest level of security, PIV-Pro is a FIPS compliant fingerprint scanner, suitable for highly regulated industries and organizations that want a best-in-class solution.

We have grown our business through a combination of organic growth and the strategic acquisitions of PistolStar and Swivel Secure Europe. We expect to continue to pursue strategic acquisitions of select businesses and assets in the IAM space. In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations. Please see the section captioned “Risk Factors” for additional information regarding acquisition risks.

Marketing and Distribution

We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners. Through our Channel Alliance Program, we have partnered with more than 40 resellers, system integrators and other distribution partners. We are committed to continue to aggressively grow this program in 2023.

We partner with leading application, managed service and infrastructure vendors, such as Intelisyss, Insight, NGEN, Amazon Web Services, Pathify (formerly UCROO Campus), Software House International (SHI), Virtual Graffiti, Atlassian, and ProCirrus.

We offer our software under a SaaS term license and generate annual recurring revenue (ARR) primarily by selling multi-year subscriptions to our software. We employ a customer success team, focused on customer satisfaction and early remediation.

Intellectual Property Rights

We develop and own significant intellectual property and believe that our intellectual property is fundamental to our biometric and IAM product operation: We own patented technologies and trade secrets developed or acquired by us.

Patents

On December 26, 2006, we were issued US patent No. 7,155,040 covering our unique image processing technology, which is critical for enhancing information used in the extraction of biometric minutiae. The issued patent protects a critical part of an innovative four-phase image enhancement process developed by us. With the payment of all maintenance fees, this patent will expire on January 29, 2025.

On April 15, 2008, we were issued US patent No. 7,359,553 covering our image enhancement and data extraction core algorithm components. The solution protected under this patent provides the capability to quickly and accurately transform a fingerprint image into a computer image that can be analyzed to determine the critical data elements. With the payment of all maintenance fees, this patent will expire on January 3, 2025.

On November 18, 2008, we were issued US patent No. 7,454,624 for our “Match Template Protection within a Biometric Security System” method. The solution protected under this patent limits the scope of enrollment templates usage and also eliminates the need for revocation or encryption processes, which can be expensive and time consuming. With the payment of all maintenance fees, this patent will expire on May 17, 2025.

On March 10, 2009, we were issued US patent No. 7,502,938 for our “Trusted Biometric Device” which covers a simple, yet secure method of protecting a user’s biometric information. It covers the transmission of information from the point the information is collected at the biometric reader until the data reaches the computer or device that is authenticating the user’s identity. With the payment of all maintenance fees, this patent will expire on October 25, 2025.

On November 8, 2011, we were issued US Patent No. 8,055,027 for our “Generation of Directional Information in the Context of Image Processing” method for image enhancement and processing. With the payment of all maintenance fees, this patent will expire on October 10, 2027.

On June 5, 2012, PistolStar was issued US Patent No. 8,196,193 for “Method For Retrofitting Password Enabled Computer Software with a Redirectional User Authentication Method”, where a device, method, and system may be used to integrate and control authentication and passwords among various applications and platforms. With the payment of all maintenance fees, this patent will expire on November 1, 2030.

On July 3, 2012, we were issued US Patent No. 8,214,652 for our “Biometric Identification Network Security”, an expanded method of network and related network authentication security systems utilizing hardware-based support for encryption and key management for authentication purposes. With the payment of all maintenance fees, this patent will expire on April 24, 2024.

On March 12, 2013, PistolStar was issued US Patent No. 8,397,077 for “Client Side Authentication Redirection”, where user specific attributes may be accessed and used to produce a generated password, using an algorithm and the user attributes. With the payment of all maintenance fees, this patent will expire on August 7, 2030.

On May 3, 2017, we were issued US Patent No. 9,646,146 for our “Utilization of Biometric Data”, a method enables existing small area sensors to capture substantially more fingerprint surface area, leading to a higher degree of accuracy when performing a match. With the payment of all maintenance fees, this patent will expire on March 6, 2035.

On June 19, 2018, we were issued U.S. Patent No. 10,002,244 for our “Utilization of Biometric Data” to allow continuous, passive user authentication on a mobile device. With the payment of all maintenance fees, this patent will expire on March 6, 2035.

On July 27, 2018, we were issued U.S. Patent No. 10,025,831 for “Adaptive Short Lists and Acceleration of Biometric Database Search”, a method to quickly and iteratively search a database of biometric data. With the payment of all maintenance fees, this patent will expire on August 10, 2036.

On September 3, 2019, we were issued U.S. Patent No. 10,400,481 for “Fingerprint Lock”, a lock design method of the shackle and spring integration to electronics. With the payment of all maintenance fees, this patent will expire on June 27, 2037.

On September 10, 2019, we were issued U.S. Patent No. 10,410,040 for “Fingerprint Lock Control method and Fingerprint Lock System”, a lock design method of the control process of scanning, and server communications for user profile management. With the payment of all maintenance fees, this patent will expire on July 26, 2037.

On April 20, 2021, we were issued U.S. Patent No. 10,984,085 for “Biometric Recognition for Uncontrolled Acquisition Environments”, expected to be deployed in mobile devices, the patent provides a method of continuous capture of the users biometric data before the need of the authentication or enrollment, as well as during an active session with a user, to assure the user has not changed. With the payment of all maintenance fees, this patent will expire on March 13, 2039.

We have also been granted parallel patents to the US Patent portfolio to certain of our patents in many foreign countries offering protection of our intellectual property rights around the world.

Trademarks

We have registered our trademarks “BIO-key”, “True User Identification”, “Intelligent Image Indexing”, “WEB-key”, “SideSwipe”, “SidePass”, “EcoID”, “PistolStar®”, “PortalGuard”, “MobileAuth”, “PASSIVEKEY®” and “PISTOLSTAR®” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting the names of our companies and our key technology offerings.

We also own the following unregistered trademarks: “PortalGuard Nebula™”, “Password Power™” and “Scooch™”.

Copyrights and trade secrets

We take measures to ensure copyright and license protection for our software releases prior to distribution. When possible, the software is licensed in an attempt to ensure that only licensed and activated software functions to its full potential. We also take measures to protect the confidentiality of our trade secrets.

Research and Development

Our PortalGuard IAM product line is mature, with hundreds of active customers, and we are adding additional factors and capabilities to the product, as well as enhancing the self-management for the functionally equivalent PortalGuard IDaaS offering. A significant new authentication factor set will come via our MobileAuth application for users to experience multiple biometric secure authentication via their mobile phone devices. Our VST and WEB-key biometric platforms are mature, stable, and widely-deployed. We concentrate our research and development efforts on enhancing the functionality, reliability and integration of our current products as well as acquiring and developing new and innovative products and solutions for providing broader access to the BIO-key user experience.

Although we believe that our identification technology is one of the most advanced and discriminating fingerprint technologies available today, the markets in which we compete are characterized by rapid technological change and evolving standards and use-cases. In order to maintain our position in the market, we will need to continue to upgrade and refine our existing technologies as new standards become relevant to our customers and markets.

During the years ended December 31, 2022 and 2021, we incurred expenses of $3,252,236 and $2,355,056, respectively, for research and development.

In future periods our R&D efforts will remain focused on updating and advancing our core software products including PortalGuard and PortalGuard IDaaS, MobileAuth, WEB-key and VST. These products are critical to support the anticipated growth in enterprise IAM.

Competition

The IAM, MFA and SSO market is characterized by multiple solution providers of solutions in either standalone or IAM suite delivery models. We believe that our unique differentiator in this market is the incorporation of an unparalleled server-secured biometric authentication capability among our 17 authentication factors. There are numerous companies involved in the development, manufacturing and marketing of fingerprint biometrics products to commercial, government, law enforcement and prison markets. These companies include, but are not limited to, IDEMIA, Thales, NEC, Neurotechnology, and Innovatrics.

The majority of sales for automated fingerprint identification products in the market to date have been deployed for government agencies, healthcare facilities, and law enforcement applications. The consumer and commercial markets represent areas of growth potential for biometrics, led by the use of mobile devices.

The epidemic of security and data breaches reported over the past few years is one of the driving factors for identifying new methods of protecting valuable data. After attempting to create a more sophisticated password, or more efficient token or PIN, it has become apparent that each of these methods are easily compromised, and the downside risks are significant.

We have also seen FIDO-compliant keys enter the market, led by Yubico’s YubiKey, a hardware token device that acts as a credential for access. FIDO officially recommends enterprises purchase two or more keys for every user, to prevent lockout in the event of a lost or misplaced FIDO token. These hardware tokens alone do not meet the needs of large organizations for which key sharing and lost keys are concerns, establishing the opportunity for our Identity Bound Biometric differentiation. Where FIDO is needed, we offer a line of equivalent function and quality, but lower-cost FIDO 2.0 keys.

With respect to competing biometrics technologies, each has its strengths and weaknesses and none has emerged as a market leader:

●	Fingerprint identification is generally viewed as very accurate, inexpensive and non-intrusive and is the dominant biometric in use today and will be for the foreseeable future;

●	Palm Vein scanning is expensive, technique-sensitive, and offers mobility challenges;

●	Iris scanning is viewed as accurate, but the hardware is significantly more expensive; and

●	Facial recognition can have privacy concerns with work-from-home use, and is typically highly dependent on ambient lighting conditions, angle of view, and other factors.

Government Regulations

Various state, federal and EU privacy laws govern the collection, storage, use and any sale of biometric-related data. To the extent that BIO-key’s IDaaS offerings include the collection and storage of customer users’ personal or biometric data, we operate as a processor of such data. Our WEB-key platform includes compliance features to ensure automated compliance with these laws including collection of informed written consent during enrollment workflows and robust auditing to control and report on the retention of biometric data and removal requests. Additionally, our customers have access to these tools to maintain their own compliance, including deletion of user data when business relationships terminate.

We believe in biometric privacy rights, and that both users and their organizations benefit from a responsibly operated biometric identity infrastructure. We actively participate in industry privacy workgroups as recognized biometric subject matter experts in order to influence and keep abreast of any proposed changes to these regulations. Beyond these regulations, we are not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses or related to specific project requirements. In the event of any international sales, we would be subject to various domestic and foreign laws regulating such exports and export activities.

Environmental Regulations

As of the date of this prospectus, we have not incurred any material expenses relating to our compliance with federal, state, or local environmental laws and do not expect to incur any material expenses in the foreseeable future.

Seasonality

Generally, our revenues do not exhibit a seasonal pattern, however, revenue is affected by customer budgeting, government fiscal year planning, and capital budgets.

Human Capital Resources

As of the date of this prospectus, we employed fifty-two individuals consisting of fifty-one individuals on a full-time basis as follows: (i) twenty in engineering, customer support, and research and development; (ii) nine in finance and administration; and (iii) twenty-two in sales and marketing. We also have two part time employees, one who provides engineering services, and one who provides administrative services, and two factory contractors in China. None of our employees are represented by a labor union and we believe that our relationship with our employees is good.

Description of Property

We do not own any real estate. We conduct operations from leased premises in Eagan, Minnesota (5,544 square feet), Bedford, New Hampshire (3,364 square feet), and Wall, New Jersey (4,517 square feet). Internationally, we conduct operations from leased premises in Tsuen Wan, Hong Kong (1,098 square feet), in Jiangmen, China (3,267 square feet) and in Madrid, Spain (1,504 square feet). Our Eagan, Minnesota and Bedford, New Hampshire offices provide research and development, and customer support, for BIO-key software and PistolStar software, respectively. Our Wall, New Jersey location serves as our corporate headquarters. Our Hong Kong location is a small warehouse for finished goods as well as administrative and sales support. Our Jiangmen, China facility provides our hardware research and development, contract manufacturing and warehousing of raw materials, work-in-process, and finished goods. Our Madrid, Spain office serves as our sales organization for Europe, the Middle East, and parts Africa.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any pending lawsuit.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information about each director and executive officer of the Company.

NAME	AGE	POSITIONS HELD
Michael W. DePasquale	68	Chairman of the Board of Directors and Chief Executive Officer
Thomas E. Bush, III (a)* (c)	70	Director
Robert J. Michel (a) (b)*	66	Director
Wong Kwok Fong (Kelvin)	59	Director and Vice-Chairman of the Board of Directors
Emmanuel Alia (Manny) (b) (c)	58	Director
Cameron E. Williams (b)	76	Director
Cecilia C. Welch	63	Chief Financial Officer
Mira K. LaCous	61	Chief Technology Officer
James D. Sullivan	55	Vice President of Strategy and Compliance, Chief Legal Officer

(a)	Compensation Committee Member

(b)	Audit Committee Member

(c)	Nominating Committee Member

*	Indicates chair of committee.

Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

Directors

Michael W. DePasquale has served as our Chief Executive Officer and a Director since January 3, 2003, and Chairman of the Board since January 29, 2014. He served as Co-Chief Executive Officer of the Company from July 2005 to August 2006. Mr. DePasquale brings more than 30 years of executive management, sales and marketing experience to the Company. Mr. DePasquale has held executive management positions with McGraw-Hill, Digital Equipment Corporation, and other companies in the software and professional services industries. Mr. DePasquale earned a Bachelor of Science degree from the New Jersey Institute of Technology. He serves as the Vice Chairman on the Board of Directors of the International Biometrics and Identification Industry Association. We believe Mr. DePasquale’s qualifications to sit on the board of directors include his extensive executive management experience in the technology sector and biometric industry expertise which strengthen the board’s collective qualifications, skills and experience.

Thomas E. Bush, III has served as a Director of the Company since January 29, 2014. Since 2009, Mr. Bush has provided business consulting services through his firm, Tom Bush Consulting. Prior to that, Mr. Bush served with the Federal Bureau of Investigation for over 33 years. Mr. Bush joined the FBI in September 1975, ultimately becoming the Director of the CJIS division, with over 2,500 employees and a budget of approximately one billion dollars. During this time, Mr. Bush provided critical services in support of the criminal justice community, including two significant IT projects, Next Generation Identification and N-Dex, which were awarded by CJIS during his tenure at the FBI. Mr. Bush has received many awards during his career, most notably a Presidential Rank Award for Meritorious Service in 2007. We believe Mr. Bush’s qualifications to sit on the board of directors include his extensive experience in law enforcement, security matters, and the use of biometric technologies in the government sector, which provide the board with a unique perspective on security and public sector matters.

Robert J. Michel has served as a Director of the Company since April 10, 2017. He has over 30 years of accounting and financial management experience. Since September, 2018, he has served as the Chief Financial Officer of Daxor Corporation (Nasdaq: DXR), a medical device manufacturing company specializing in blood volume analysis. Prior to Daxor, from November, 2017 until September 2018, Mr. Michel served as the CFO of Roadway Moving, Inc., a transportation, moving and storage company located in New York City. Mr. Michel spent 15 years at Asta Funding, Inc. (Nasdaq: ASFI), a diversified financial services company, including serving as its Chief Financial Officer from 2009 until 2017 where he was responsible for all financial matters and SEC reporting. Mr. Michel is a certified public accountant, earned an MBA in Taxation from St. John’s University, and a BS in Business Administration from Villanova University. We believe Mr. Michel’s qualifications to sit on the board of directors include his substantial experience in accounting and financial management for public companies which provide the board with a deep knowledge of financial and SEC reporting and strengthen the board’s collective qualifications, skills, and experience.

Wong Kwok Fong (Kelvin) has served as a Director of the Company since December 4, 2015, as Managing Director of our Hong Kong Subsidiary since August 2016, and as Vice-Chairman of the Board of Directors since March 2019. He is the co-founder of China Goldjoy Group (previously World Wide Touch Technology Holdings Limited), a company listed on The Stock Exchange of Hong Kong. From 1997 until August, 2015, Mr. Wong served as the Chairman of China Goldjoy Group and served as its Chief Technology Officer through October 2016. During this time, Kelvin played a significant role in the substantial growth of the business. Kelvin brings over 25 years of senior management experience in manufacturing, supply chain, and marketing functions in the electronics and technology industries, including establishing manufacturing plants in Hong Kong and China, and building an extensive network in the electronics and technology industries. We believe Kelvin’s qualifications to sit on the board of directors include his substantial experience in the technology industry, including biometrics and payment systems, and serving the Asian markets, which broaden and strengthen the board’s collective qualifications, skills, and experience.

Emmanuel Alia (Manny) was appointed Director of the Company on April 3, 2020. Since 2018, Mr. Alia has been providing management consulting services as an advisor to businesses seeking market entry strategies to emerging markets such as Africa and the Caribbean. From 2011 to 2018, Mr. Alia served as an Executive Director at the Corporate and Investment division of JPMorgan, and as a Senior Vice-President at CHASE Bank’s Consumer and Community Banking specializing in the financial and banking services industry and opportunities in Africa. During Mr. Alia’s tenure with JPMorgan, he served as head of WholeSale Operations in the Receivables Operations of the Global banking operations in the US and Canada, head of Retail Banking in the Greater Detroit area, and head of branches in the New York and New Jersey areas. For two years Mr. Alia was co-chair of the Black Organizational Leadership Development, an employee networking group in JPMorgan that works with firm’s leadership to strengthen the firm’s message, strategies and community outreach globally. Mr. Alia received a Bachelor of Arts in Accounting from SouthEastern University and a Master’s of Business Administration (MBA) from Cornell University. We believe Mr. Alia’s qualifications to sit on the board of directors include his extensive industry experience and connections and networking abilities in the African communities and markets which further broaden and strengthen the board’s collective qualifications, skills, and experience.

Cameron E. Williams was appointed Director of the Company on June 2, 2023. Mr. Williams has over 40 years of financial and executive management experience. Since 2014, he has served as the principal of CEW Advisory Services, a consulting firm he founded which provides strategic planning and related services to the consumer lending industry. He previously founded CEW Solutions which provided fraud investigation services to insurance companies, law firms, and third-party administrators. From 2007 to 2009, Mr. Williams served as COO of Asta Funding, Inc., a publicly traded diversified financial services company where he was responsible for the sourcing and financial analysis of distressed consumer assets. From 1998 to 2007, Mr. Williams served as President of Popular Financial Holdings, an affiliate of Popular, Inc., a $36 billion banking organization. Mr. Williams began his career in the banking industry holding financial management positions with Security Pacific Financial Services, BankAmerica Financial, Inc., and Security Pacific Financial Services System, Inc. Mr. Williams earned a Bachelor’s in Accounting and completed graduate coursework at San Diego State University. We believe Mr. Williams’ extensive financial and executive management experience in a variety of industries strengthens the Board’s collective qualifications, skills, and experience.

Executive Officers

Cecilia C. Welch has served as the Chief Financial Officer of the Company since December 21, 2009. Ms. Welch joined the Company in 2007 as Corporate Controller. Prior to joining the Company, Ms. Welch has held senior financial management positions in various industries, including software and manufacturing. Ms. Welch has a Bachelor’s degree in Accounting from Franklin Pierce University.

Mira K. LaCous has served as Chief Technology Officer of the Company since March 13, 2014, as Senior Vice President of Technology & Development since 2012, and as our Vice President of Technology and Development since 2000. Ms. LaCous has over 35 years of product/project management, solution architecture, software development, team leadership and customer relations experience, with a background that includes successfully bringing numerous innovative products and technologies to market, including automated voice response systems, automated building control systems, software piracy protection, internet training materials and testing, WYSIWYG page layout and design software, image scanning / recognition software and systems, biometric security systems and algorithms, automated national ID systems using biometrics, and mobile applications with secure frameworks. Ms. LaCous has been a speaker at multiple events/conferences and has worked with teams around the globe bringing biometric technology deployments to life. Ms. LaCous is the author of eight (8) US patented technologies, multiple international patents and lead the engineering team in developing other patents and inventive technologies. Ms. LaCous earned a Bachelor’s in Computer Science, with mathematics and physics from North Dakota State University.

James D. Sullivan has served as BIO-key’s Senior Vice President of Strategy and Compliance and Chief Legal Officer since February 2020, as Senior Vice President of Strategy and Business Development from April 2012 through December 2018, and the dual role as Senior Vice President of Global Sales from August 2015 through December of 2016. Mr. Sullivan is a recognized expert in privacy, cybersecurity, and biometric authentication for workforce and consumer applications. During his twenty years with the Company, Mr. Sullivan has directly worked with dozens of the Company’s customers, including AT&T, Israel Defense Forces, LexisNexis, NCR and Omnicell, as well as large-scale biometric-centered identity management projects that interface daily with millions of corporate and consumer users. Mr. Sullivan earned a Juris Doctor with Honors from Georgia State University College of Law, is a member of the Georgia Bar, and enrolled to practice before the IRS. Mr. Sullivan earned an undergraduate degree in Computer Science from Brown University and has over 25 years of experience in IT projects and implementation, including directly working with security and identity management solutions at the Company, Computer Associates, Platinum Technology, and Memco Software.

Committees of the Board of Directors

Audit Committee

Our audit committee is comprised of Robert J. Michel (Chair), Emmanuel Alia and Cameron E. Williams, who each meet the independence standards for purposes of serving on an audit committee established by Nasdaq and under the Exchange Act. Our audit committee (i) assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our audit committee. Our board of directors has determined that Robert J. Michel qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our audit committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com.

Compensation Committee

Our compensation committee is comprised of Thomas Bush, III (Chair) and Robert Michel, both of whom meet the independence standards established by NASDAQ and under the Exchange Act. The compensation committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee.

Our compensation committee operates under a written charter that is reviewed annually. The charter is available on our website at www.bio-key.com.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our Code of Ethics is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (v) accountability for adherence to the code. We intend to disclose amendments or waivers of the Code of Ethics on our website within four business days. Any person may obtain a copy of our Code of Ethics free of charge by sending a written request for such to the attention of the Chief Financial Officer of the Company, 3349 Highway 138, Building A Suite E, Wall, NJ 07719.

Term of Office

Our directors are elected at the annual meeting of stockholders and hold office until the annual meeting of the stockholders next succeeding his or her election, or until his or her prior death, resignation or removal in accordance with our bylaws. Our officers are appointed by the Board and hold office until the annual meeting of the Board next succeeding his or her election, and until his or her successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Delinquent Section 16(a) Reports

Reports of all transactions in our common stock by officers, directors and ten percent (10%) stockholders are required to be filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of copies of the reports received, or representations of such reporting persons, we believe that during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and ten percent (10%) stockholders were satisfied in a timely fashion, except for four late Form 4 filings consisting of one late Form 4 filing by Mr. Michel for payment for a BOD committee meeting, and one late filing for each of Mr. Sullivan, Mr. DePasquale and Ms. LaCous reporting shares acquired under the BIO-key International, Inc. 2021 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid to or accrued by our chief executive officer and the two most highly compensated executive officers other than our chief executive officer, for the fiscal years ended December 31, 2022 and 2021:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)		Total ($)

Michael W. DePasquale	2022	295,833	75,250	997		372,080
Chief Executive Officer	2021	275,000	-	1,944		276,944

Mira K. LaCous	2022	223,000	16,125	1,301		240,426
Chief Technology Officer	2021	216,333	-	3,092		219,425

James D. Sullivan	2022	233,333	64,500	134,157	(3)	431,990
Chief Legal Officer	2021	225,000	-	10,241	(4)	235,241

(1)

The aggregate grant date fair value of the restricted shares is calculated by the multiplying the quantity of shares issued by the closing trading price of the shares on the date of issuance calculated under FASB ASC 718.

(2)	Consists of life insurance premiums paid by the Company except as otherwise noted.
(3)	Consists of $132,826 of sales commissions and $1,331 of life insurance premiums paid by the Company.
(4)	Consists of $8,987 of sales commissions and $1,254 of life insurance premiums paid by the Company.

Narrative Disclosure to Summary Compensation Table

Compensation for our executives is comprised of three main components: base salary, annual performance-based cash bonus, and long-term equity awards. We do not target a specific weighting of these three components or use a prescribed formula to establish pay levels. Rather, the board of directors and compensation committee considers changes in the business, external market factors and our financial position each year when determining pay levels and allocating between long-term and current compensation for the named executive officers.

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The compensation committee generally seeks to set a named executive officer’s targeted total cash compensation opportunity within a range that is the average of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions.

In setting cash compensation levels, we favor a balance in which base salaries are generally targeted at slightly below the peer average and a bonus opportunity that is targeted at slightly above the average. The base salary of our CEO has not been increased since 2018. Effective January 1, 2021, we increased the base salary of Mr. Sullivan to $225,000 to compensate for the fact that in connection with his promotion to Chief Legal Officer, he would be limited to sales commissions on only three of his existing long term accounts. Effective January 1, 2022, we increased the base compensation of Mr. DePasquale, Mr. Sullivan and Ms. LaCous.

Performance-based bonuses have historically been based upon the achievement of certain revenue milestones established by the compensation committee. The committee believes that this higher emphasis on performance-based cash bonuses places an appropriate linkage between a named executive officer’s pay, his or her individual performance, and the achievement of specific business goals by placing a higher proportion of annual cash compensation at risk, thereby aligning executive opportunity with the interests of stockholders.

We also include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders. We did not issue any stock options or restricted stock awards to our named executive officers during 2021. In 2022, we issued restricted stock awards to each of our named executive officers in recognition of the revenue growth of the Company in 2021 and successful integration of Portal Guard.

These cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and severance benefits, most of which are the same as the benefits provided to all of our US based employees.

Employment Agreements

On March 26, 2010, we entered into an employment agreement, effective as of March 25, 2010, with Michael W. DePasquale to serve as our Chief Executive Officer until March 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the agreement. Mr. DePasquale’s annual base salary is subject to adjustment by the compensation committee. In addition to the base salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the compensation committee in its sole discretion. The employment agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one-year period thereafter. This agreement also contains a number of termination and change in control provisions as described under the captions “Termination Arrangements” and “Change in Control Arrangements” below.

On April 5, 2017, we entered into an employment agreement with James Sullivan. The agreement automatically renews for subsequent one-year terms, unless terminated by the Company upon at least two months prior written notice which is treated as termination without cause. Mr. Sullivan’s annual base salary is subject to adjustment by the compensation committee. The agreement contains standard and customary confidentiality, technical invention provisions as well as non-competition and non-solicitation covenants which prohibit Mr. Sullivan from doing business with any current or prospective customer of the Company or engaging in any business competitive with that of the Company during the term or his employment and for the one-year period thereafter. The agreement also contains a number of termination provisions as described under the caption “Termination Agreements” below.

On November 20, 2001, we entered into an employment agreement with Mira LaCous. The agreement automatically renews for subsequent one-year terms, unless terminated by the Company upon at least one-month prior written notice which is treated as termination without cause and provides for a discretionary bonus which shall not exceed 50% of base salary. The agreement contains standard and customary confidentiality, technical invention provisions as well as non-competition and non-solicitation covenants which prohibit Ms. LaCous from doing business with any current or prospective customer of the Company or engaging in any business competitive with that of the Company during the term or her employment and for the one-year period thereafter. The agreement also contains a number of termination provisions as described under the caption “Termination Agreements” below.

Stock Option Grants and Restricted Stock Awards

In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the board deems to be similar circumstances, the number and kind of shares subject to outstanding options and restricted stock awards, and the exercise price of such options shall be appropriately adjusted. Furthermore, option agreements and restricted stock award agreements contain change of control provisions as described under the caption “Change in Control Provisions” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth for each named executive officer, information regarding outstanding equity awards as at December 31, 2022.

	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)

Michael W. DePasquale	31,250	21.20	3/16/2024	36,375	21,461
	4,167	15.68	3/23/2025
	4,167	9.44	3/21/2026

Mira K. LaCous	12,500	21.20	3/16/2024	8,875	5,236
	1,563	15.68	3/23/2025
	1,563	9.44	3/21/2026

James D. Sullivan	12,500	21.20	3/16/2024	31,375	18,511
	3,125	15.68	3/23/2025
	3,125	9.44	3/21/2026

(1)	Calculated based on the closing market price of the Company’s common stock on December 31, 2022 of $0.59 per share.

Narrative Disclosure to Outstanding Equity Awards at Fiscal Year End Table

The following are the material terms of each agreement, contract, plan or arrangement that provide for payments to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control of the Company.

Termination Arrangements

We may terminate our employment agreement with Mr. DePasquale at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. DePasquale his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Mr. Sullivan at any time with or without cause. In the event of termination by us without cause, we will continue to pay Mr. Sullivan his then current base salary, plus earned commissions, for the greater of six months from the date of such termination or the number of months remaining until the end of the term of the agreement.

We may terminate our employment agreement with Ms. LaCous at any time with or without cause. In the event of termination by us without cause, we will continue to pay Ms. LaCous her then current base salary for nine months from the date of such termination.

Change in Control Provisions

Our 2015 Equity Incentive Plan (the “2015 Plan”) provides for the acceleration of vesting of unvested options and termination of any restriction or forfeiture provisions applicable to restricted stock awards upon a “Change in Control” of the Company. A Change in Control is defined in the 2015 Plan to include (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior stockholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors; or (v) a change in control of the Company which would otherwise be reportable under Section 13 or 15(d) of the Exchange Act. In the event of a “Change In Control” the 2015 Plan provides for the immediate vesting of all options issued thereunder and termination of all forfeiture provisions applicable to restricted stock award issued thereunder. Options issued to executive officers outside of the 2015 Plan contain change in control provisions substantially similar to those contained in the 2015 Plan.

Our employment agreement with Mr. DePasquale contains a change in control provision that is triggered if Mr. DePasquale is not offered continued employment with us or any successor, or within five years following such Change of Control, we or any successor terminate Mr. DePasquale’s employment without cause. If this occurs, then we will pay Mr. DePasquale his base salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current base salary.

DIRECTOR COMPENSATION

The following table sets forth for each director, information regarding their compensation for the year ended December 31, 2022:

Name (1)	Stock Awards ($) (2)	Total ($)
Thomas E. Bush, III (3)	14,007	14,007
Thomas Gilley (3)(4)	14,007	14,007
Pieter Knook (3)(5)	16,008	16,008
Robert J. Michel (3)	16,008	16,008
Emmanuel Alia (6)	16,008	16,008

(1)	Mr. DePasquale and Kelvin Wong have been omitted from the above table because they do not receive any additional compensation for serving on our Board of Directors.
(2)	The aggregate fair value of the common stock issued was calculated based on the closing price of our common stock on the date of issuance in accordance with FASB ASC 718.
(3)	At December 31, 2022, Messrs. Bush, Gilley, Knook and Michel each held options to purchase 2,064 shares of common stock and each held 5,000 shares restricted common stock.
(4)	Mr. Gilley resigned from the Board of Directors on February 9, 2023.
(5)	Mr. Knook resigned from the Board of Directors effective May 13, 2023.
(6)	At December 31, 2022, Mr. Alia held options to purchase 313 shares of common stock and held 5,000 shares restricted common stock.

Narrative Disclosure to Director Compensation Table

During 2022, we had a policy to pay each non-employee director $3,000 per board meeting and $1,000 per board committee meeting attended. Fees for attendance at regular quarterly board meetings held during the first three quarters of each fiscal year are paid through the issuance of common stock and payments for the last meeting of the year are paid in cash or, at the option of the director, in shares of common stock. All of our directors elected to receive payment in common stock for the last board meeting in 2022. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law. We reimburse each of our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the board of directors and related committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2022, information with respect to securities authorized for issuance under equity compensation plans.

On January 27, 2016, the stockholders approved the 2015 Equity Incentive Plan, which was amended on June 13, 2019 by vote of stockholders, and amended and restated by vote of stockholders on June 18, 2021 (as amended and restated, the “2015 Plan”). The 2015 Plan reserves 789,000 shares of common stock for issuance of options, restricted stock, and other equity based awards to employees, officers, directors, and consultants of the Company. Options are issued at exercise prices which may not be below 100-110% of fair market value and have terms not to exceed ten years. Options issued under the 2015 Plan vest pursuant to the terms of stock option agreements with the recipients. In the event of a change in control, certain stock awards issued under this plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

In addition to options issued under the 2015 Plan, we have issued options to purchase common stock to employees, officers, directors and consultants outside of the plan. The terms of these outstanding options are substantially similar to the provisions of the 2015 Plan and options issued thereunder. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

On June 18, 2021, the stockholders approved the 2021 Employee Stock Purchase Plan (“ESPP”). Under the terms of this plan, 789,000 shares of common stock are reserved for issuance and sale to employees and officers of the Company at a purchase price equal to 85% of the lower of the closing price of our common stock as reported on the Nasdaq Capital Market on the first day or the last day of the offering period. Eligible employees are granted an option to purchase shares of common stock funded by payroll deductions. The Board may suspend or terminate the plan at any time, otherwise the plan expires June 17, 2031.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)			Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	90,808	(1)	(2)	10.79	989,032	(3)
Equity compensation plans not approved by security holders	112,188			$21.18	—
Total	202,996	(1)	(2)	$16.53	989,032	(3)

(1)	Consists of shares of common stock issuable upon the exercise of options outstanding as of December 31, 2022 under the 2015 Plan.
(2)	Excludes employee stock purchase rights accruing under the ESPP.
(3)

Amount includes 280,065 shares of common stock available as of December 31, 2022 for future issuance under the 2015 Plan and 708,967 shares of common stock available as of December 31, 2022 for future issuance under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 9, 2023, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current executive officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as awarded, and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of June 9, 2023 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 9,234,833 shares of common stock outstanding on June 9, 2023.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Class

Directors and Executive Officers

Michael W. DePasquale	128,227	(2)	1.4%
Cecilia C. Welch	69,375	(3)	*
Mira K. LaCous	40,001	(4)	*
James D. Sullivan	110,500	(5)	1.2%
Robert J. Michel	32,760	(6)	*
Thomas E. Bush, III	29,869	(7)	*
Emmanuel Alia	27,360	(8)	*
Wong Kwok Fong (Kelvin)	589,464	(9)	6.4%
Cameron E. Williams	0		*
All officers and directors as a group (nine (9) persons)	1,047,472		11.3%

Beneficial Owners

Lind Global Micro Fund, LP (10)	833,125		9.0%
AJB Capital Investments LLC (11)	900,000		9.5%
* Less than 1%

(1)	Unless otherwise indicated, the address of each person listed below is c/o BIO-key International, Inc., 3349 Highway 138, Building A, Suite E, Wall, NJ 07719.
(2)	Includes 39,584 shares issuable on exercise of options and 39,125 shares of restricted stock of which 24,709 remain subject to vesting.
(3)	Includes 22,500 of shares issuable upon exercise of options and 34,125 shares of restricted stock of which 21,375 remain subject to vesting.
(4)	Includes 15,626 of shares issuable upon exercise of options and 11,625 shares of restricted stock of which 6,375 remain subject to vesting.
(5)	Includes 18,750 of shares issuable on exercise of options and 34,125 shares of restricted stock of which 21,375 remain subject to vesting.
(6)

Includes 1,960 of shares issuable on exercise of options and 5,000 shares of restricted stock of which 3,334 remain subject to vesting. Does not include 104 shares issuable upon exercise of options subject to vesting.

(7)

Includes 1,960 of shares issuable on exercise of options and 5,000 shares of restricted stock of which 3,334 remain subject to vesting. Does not include 104 shares issuable upon exercise of options subject to vesting.

(8)

Includes 209 of shares issuable on exercise of options and 5,000 shares of restricted stock of which 3,334 remain subject to vesting. Does not include 104 shares issuable upon exercise of options subject to vesting.

(9)

Includes 27,084 of shares issuable on exercise of options and 9,125 shares of restricted stock of which 4,709 remain subject to vesting. The address of Kelvin is Flat C, 27/F, Block 5, Grand Pacific Views, Siu Lam, Hong Kong N7.

(10)	Consists of shares issuable upon exercise of warrants. The address of Lind Global Capital Micro Fund, LP is 444 Madison Ave, Floor 41, New York, NY 10022.
(11)	Includes 200,000 shares issuable upon exercise of warrants. The address of AJB Capital Investments LLC is 4700 Sheridan Street, Suite J, Hollywood, FL 33021.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Standstill Agreement with Principal Stockholder

Pursuant to separate securities purchase agreements dated October 29, 2015 and November 11, 2015 with Wong Kwok Fong (Kelvin), we issued and sold shares of series A-1 stock to Kelvin which were subsequently converted into shares of our common stock. The forgoing agreements contain a standstill provision (the “Standstill”) which prohibits Kelvin either alone or together with any other person, from acquiring additional shares of our common stock or any of our assets, soliciting proxies, or seeking representation on our board of directors. Kelvin is the Co-Chairman of the board of directors and an executive officer.

Director Independence

As required under the Nasdaq Marketplace Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Based upon such definition and SEC regulations, we have determined that Robert Michel, Emmanuel Alia, Thomas Bush, III, and Cameron E. Williams are “independent” under Nasdaq standards.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”

Authorized. We currently have authority to issue up to 170,000,000 shares of common stock, $0.0001 par value per share. As of June 9, 2023, we had 9,234,833, shares of common stock outstanding. From time to time we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. Holders of a plurality of our outstanding common stock can elect all of the directors who are up for election in a particular year. Holders of a majority of our outstanding common stock act by a majority for all other matters, except as limited by our certificate of incorporation, bylaws and the Delaware General Corporation Law.

Dividends. If our Board of Directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on The Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

The following summary description of our preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”

General. We currently have authority to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock or to designate a new series of preferred stock. Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;
●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
●	the dates at which dividends, if any, will be payable;
●	the redemption rights and price or prices, if any, for shares of the series;
●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series of any other class or series; and
●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of that common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Certain Effects of Delaware Law and Certificate of Incorporation and Bylaw Provisions

Authorized But Unissued Stock. We are authorized to issue 175,000,000 shares of capital stock, consisting of 170,000,000 shares of common stock and 5,000,000 shares of preferred stock. We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market. We may use these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Blank Check Preferred Stock. Our Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board of Directors. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Limitations on Written Consent of Stockholders. Except as may be approved in advance by the Board of Directors, any action required or permitted to be taken by our stockholders at any annual or special meeting must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Limitations on Special Meetings of Stockholders. Except as otherwise required by statute, special meetings of the stockholders may be called only by the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our Board of Directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Supermajority Vote Requirements. Any director may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of our shares then entitled to vote at an election of directors. Additionally, our bylaws may be amended or repealed by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. These provisions may prevent stockholders from removing existing directors and amending our bylaws, each of which could have the effect of delaying or preventing a change in control of the Company.

Indemnification. Our certificate of incorporation and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of the Company.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fox Rothschild LLP, Lawrenceville, New Jersey.

EXPERTS

The financial statements as of and for the year ended December 31, 2022 included in this prospectus have been so included in reliance on the report of Marcum LLP, the Company’s current independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Such report included an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as disclosed in Note A to the financial statements.

The financial statements as of and for the year ended December 31, 2021 included in this prospectus have been so included in reliance on the report of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., the Company’s former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the biometric technology industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

FINANCIAL STATEMENTS

The following financial statements of BIO-key International, Inc. are included herein at the indicated page numbers:

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

BIO-key International, Inc. Wall, NJ

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BIO-key International, Inc. and Subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Revision to Correct Previously Issued Financial Statements

As discussed in Note S to the financial statements, the 2021 financial statements have been revised to correct certain previously issued disclosures related to the reconciliation of the Company’s income tax rate for the year ended December 31, 2021 and the components of the Company’s deferred tax assets and liabilities and valuation allowance as of December 31, 2021 and 2020. The financial statements of the Company for the year ended December 31, 2021, before the effects of the adjustments to correct the errors discussed in Note S to the financial statements, were audited by other auditors whose report, dated March 31, 2022, expressed an unqualified opinion on those statements. We have also audited the adjustments described in Note S that were applied to revise the 2021 financial statements to correct the errors. In our opinion, such adjustments are appropriate and have been properly applied. Except for the corrections to revise the tax footnote we were not engaged to audit, review, or apply any procedures to the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, other than stated above and, accordingly, we do not express an opinion or any other form of assurance on the 2021 financial statements taken as a whole.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note A of the financial statements, the Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are disclosed in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2010 (such date takes into account the acquisition of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., by Marcum LLP effective February 1, 2022).

Saddle Brook, New Jersey

June 1, 2023

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

BIO-key International, Inc.

Wall, NJ

Opinion on the Financial Statements

We have audited, before the effects of the adjustment for the correction of the errors described in Note S, the accompanying consolidated balance sheets of BIO-key International, Inc. and Subsidiaries (the “Company”) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the errors described in Note S, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

We have served as the Company’s auditors from 2010 to 2022.

Saddle Brook, New Jersey

March 31, 2022

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$2,635,522	$7,754,046
Accounts receivable, net	1,522,784	970,626
Due from factor	49,500	49,500
Note receivable, net of allowance	-	82,000
Inventory, net of reserve	4,434,369	4,940,660
Prepaid expenses and other	342,706	216,041
Total current assets	8,984,881	14,012,873
Resalable software license rights	-	48,752
Investment – debt security, net	-	452,821
Equipment and leasehold improvements, net	107,413	69,168
Capitalized contract costs, net	283,069	249,012
Deposits and other assets	8,712	8,712
Note receivable, net of allowance	-	113,000
Operating lease right-of-use assets	197,355	254,100
Intangible assets, net	1,762,825	1,298,077
Goodwill	-	1,262,526
Total non-current assets	2,359,374	3,756,168
TOTAL ASSETS	$11,344,255	$17,769,041

LIABILITIES
Accounts payable	$1,108,279	$427,772
Accrued liabilities	1,009,123	828,997
Convertible note payable	2,596,203	-
Government loan – BBVA Bank, current portion	120,000	-
Deferred revenue – current	462,418	565,355
Operating lease liabilities, current portion	159,665	177,188
Total current liabilities	5,455,688	1,999,312
Deferred revenue, net of current portion	52,134	67,300
Deferred tax liability	170,281	-
Government loan – BBVA Bank, net of current portion	326,767	-
Operating lease liabilities, net of current portion	37,829	86,974
Total non-current liabilities	587,011	154,274
TOTAL LIABILITIES	6,042,699	2,153,586

Commitments (Note O)

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,190,504 and 7,853,759 of $.0001 par value at December 31, 2022 and December 31, 2021, respectively	919	786
Additional paid-in capital	122,028,612	120,190,139
Accumulated other comprehensive loss	(242,602)	-
Accumulated deficit	(116,485,373)	(104,575,470)
TOTAL STOCKHOLDERS’ EQUITY	5,301,556	15,615,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,344,255	$17,769,041

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2022	2021

Revenues
Services	$1,789,720	$1,273,354
License fees	4,584,052	2,555,809
Hardware	646,486	1,285,326
Total revenues	7,020,258	5,114,489

Costs and other expenses
Cost of services	722,152	686,175
Cost of license fees	906,417	183,199
Cost of hardware	811,001	803,555
Total costs and other expenses	2,439,570	1,672,929
Gross Profit	4,580,688	3,441,560

Operating expenses
Selling, general and administrative	9,364,887	6,028,360
Research, development and engineering	3,252,236	2,355,056
Reversal of earnout payable – Swivel acquisition	(500,000)	-
Impairment of goodwill	2,387,193	-
Total operating expenses	14,504,316	8,383,416
Operating loss	(9,923,628)	(4,941,856)

Other income (expense)
Interest income	233	4,075
Loss on foreign currency transactions	-	(50,000)
Investment-debt security reserve	(452,821)	(60,000)
Loan transaction costs	(1,147,456)	-
Change in fair value of convertible note	(396,203)	-
Interest expense	(10,462)	(18,000)
Total other income (expense)	(2,006,709)	(123,925)

Loss before provision for income tax benefit	(11,930,337)	-

Provision for income tax benefit	20,434	-

Net loss	$(11,909,903)	(5,065,781)

Comprehensive loss:
Net loss	$(11,909,903)	$(5,065,781)
Other comprehensive loss- Foreign translation adjustment	(242,602)	-
Comprehensive loss	$(12,152,505)	$(5,065,781)

Basic and Diluted Loss per Common Share	$(1.47)	$(0.65)

Weighted Average Shares Outstanding:
Basic and Diluted	8,100,785	7,791,741

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance as of December 31, 2020	7,814,572	$782	$119,844,026	$-	$(99,509,689)	$20,335,119
Issuance of common stock for directors’ fees	7,828	1	25,535	-	-	25,536
Issuance of restricted common stock to employees	13,125	1	(1)	-	-	-
Forfeiture of restricted stock	(1,250)	-	-	-	-	-
Legal fees	-	-	(5,228)	-	-	(5,228)
Issuance of common stock for Employee stock purchase plan	19,484	2	36,628	-	-	36,630
Share based compensation for employee stock purchase plan	-	-	10,680	-	-	10,680
Share-based compensation	-	-	278,499	-	-	278,499
Net loss	-	-	-	-	(5,065,781)	(5,065,781)
Balance as of December 31, 2021	7,853,759	$786	$120,190,139	$-	$(104,575,470)	$15,615,455
Issuance of common stock for directors’ fees	39,636	4	76,039	-	-	76,043
Issuance of restricted common stock to employees	278,000	27	(27)	-	-	-
Forfeiture of restricted stock	(10,500)	(1)	-	-	-	(1)
Issuance of common stock pursuant to Swivel purchase agreement	269,060	27	599,977	-	-	600,004
Issuance of common stock for note issuance fees	700,000	70	699,930	-	-	700,000
Issuance of warrant in conjunction with note payable	-	-	94,316	-	-	94,316
Issuance of common stock for employee stock purchase plan	60,549	6	56,374	-	-	56,380
Share based compensation for employee stock purchase plan	-	-	18,787	-	-	18,787
Foreign currency translation adjustment	-	-	-	(242,602)	-	(242,602)
Share-based compensation	-	-	293,077	-	-	293,077
Net loss	-	-	-	-	(11,909,903)	(11,909,903)
Balance as of December 31, 2022	9,190,504	$919	$122,028,612	$(242,602)	$(116,485,373)	$5,301,556

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2022	2021

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(11,909,903)	$(5,065,781)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	43,794	54,649
Impairment of goodwill	2,387,193	-
Reversal of earnout payable – Swivel acquisition	(500,000)	-
Amortization of intangible assets and write-off	298,113	216,069
Amortization of resalable software license rights	48,752	10,130
Loan transaction costs	1,147,456	-
Loss on foreign currency	-	50,000
Reserve for investment security	452,821	60,000
Reserve for inventory	400,000	-
Reserve for note receivable	186,000	100,000
Allowance for doubtful account	360,000	200,000
Amortization of debt discount	-	18,000
Amortization of capitalized contract costs	106,624	110,681
Share based and warrant compensation for employees and consultants	311,864	289,179
Stock based fees to directors	76,043	25,536
Bad debt expense	130,111	-
Change in fair value of convertible note	396,203	-
Deferred income tax benefit	(20,434)	-
Amortization of operating lease right-of-use assets	155,353	233,225
Change in operating assets and liabilities:
Accounts receivable	(339,383)	(672,577)
Due from factor	-	10,953
Capitalized contract costs	(131,969)	(194,378)
Inventory	106,291	(4,609,713)
Prepaid expenses and other	(46,655)	(14,534)
Accounts payable	239,144	183,614
Accrued liabilities	167,614	320,510
Deferred revenue	(120,078)	(69,681)
Operating lease liabilities	(173,988)	(234,310)
Net cash used for operating activities	(6,229,034)	(8,978,428)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Swivel Secure, net of cash acquired of $729,905	(623,578)	-
Receipt of cash from note receivable	9,000	-
Capital expenditures	(82,040)	(42,024)
Net cash used for investing activities	(696,618)	(42,024)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	2,002,000	-
Costs incurred for issuance of convertible note	(155,140)	-
Proceeds from Employee Stock Purchase Plan	56,380	36,630
Repayment of note payable – PistolStar	-	(250,000)
Legal fees	-	(5,228)
Net cash (used in) provided by financing activities	1,903,240	(218,598)
Effect of exchange rate changes	(96,112)	-
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,118,524)	(9,239,050)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,754,046	16,993,096
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,635,522	$7,754,046

The accompanying notes are an integral part of these statements.

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Years ended December 31,
	2022	2021

Cash paid during the year for:
Taxes	$25,682	$-
Interest	$10,462	$-

Noncash investing and financing activities:

Accounts receivable acquired from Swivel Secure	$702,886	$-
Equipment acquired from Swivel Secure	$65,640	$-
Other assets acquired from Swivel Secure	$20,708	$-
Intangible assets acquired from Swivel Secure	$762,860	$-
Goodwill resulting from the acquisition from Swivel Secure	$1,258,087	$-
Accounts payable and accrued expenses acquired from Swivel Secure	$431,884	$-
Government loan acquired from Swivel Secure	$544,000	$-
Deferred tax liability from the acquisition of Swivel Secure	$190,715	$-
Common stock issued for acquisition of Swivel Secure	$600,004	$-
Common stock issued for acquisition of note payable	$700,000	$-
Issuance of warrant for acquisition of note payable	$94,316	$-
Operating lease right-of-use asset and liability for new lease	$105,893	$-

The accompanying notes are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE A —THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions enterprise-ready identity access management solutions to commercial, government and education customers throughout the United States and internationally. The Company was a pioneer in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

Going Concern and Basis of Presentation

The Company has historically financed our operations through access to the capital markets by issuing convertible debt securities, convertible preferred stock, common stock, and through factoring receivables. As of the date of this report, the Company does not have enough cash for twelve months of operations. The history of significant losses, the negative cash flow from operations, the limited cash resources on hand and the dependence by the Company on its ability, to obtain additional financing to fund its operations after the current cash resources are exhausted raises substantial doubt about the Company’s ability to continue as a going concern. The Company has lowered our expenses through decreasing spending in marketing, and research and development. In addition, the Company has purchased inventory for projects in Nigeria, which have been delayed in deployment, and therefore is looking into other markets and opportunities to sell or return the product to generate additional cash.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations all of which raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to increase its revenue and meet its financing requirements on a continuing basis and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Foreign Currency

The Company accounts for foreign currency transactions pursuant to ASC 830, Foreign Currency Matters (“ASC 830”). The functional currency of the Company is the U.S. dollar, which is the currency of the primary economic environment in which it operates. In accordance with ASC 830, monetary balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions and from the remeasurement of the monetary balance sheet items are recorded as gain (loss) on foreign currency transactions.

The functional currency of Swivel Secure Europe, SA is the Euro. Under ASC 830, all assets and liabilities are translated into U. S. dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Euros are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) and consider the various staff accounting bulletins and other applicable guidance issued by the U.S. Securities and Exchange Commission (SEC). These accounting principles require us to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions upon which it relies are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to accounts receivable, inventory, intangible assets and goodwill, fair value of convertible note payable, and income taxes.

3. Revenue Recognition

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services. To achieve this core principle, the Company applies the following five steps:

●	Identify the contract with a customer
●	Identify the performance obligations in the contract
●	Determine the transaction price
●	Allocate the transaction price to performance obligations in the contract
●	Recognize revenue when or as the Company satisfies a performance obligation

All of the Company’s performance obligations, and associated revenues, are generally transferred to customers at a point in time, with the exception of support and maintenance, and professional services, which are generally transferred to the customer over time.

Software licenses

Software license revenue consists of fees for perpetual and subscription licenses for one or more of the Company’s biometric fingerprint solutions or identity access management solutions. Revenue is recognized at a point in time once the software is available to the customer for download. Software license contracts are generally invoiced in full on execution of the arrangement.

Hardware

Hardware revenue consists of fees for associated equipment sold with or without a software license arrangement, such as servers, locks and fingerprint readers. Customers are not obligated to buy third party hardware from the Company, and may procure these items from a number of suppliers. Revenue is recognized at a point in time once the hardware is shipped to the customer. Hardware items are generally invoiced in full on execution of the arrangement.

Support and Maintenance

Support and maintenance revenue consists of fees for unspecified upgrades, telephone assistance and bug fixes. The Company satisfies its support and maintenance performance obligation by providing “stand-ready” assistance as required over the contract period. The Company records deferred revenue (contract liability) at time of prepayment until the term of the contract begins. Revenue is recognized over time on a ratable basis over the contract term. Support and maintenance contracts are one to five years in length and are generally invoiced in advance at the beginning of the term. Support and Maintenance revenue for subscription licenses is carved out of the total license cost at 18% and recognized on a ratable basis over the license term.

Professional Services

Professional services revenues consist primarily of fees for deployment and optimization services, as well as training. The majority of the Company’s consulting contracts are billed on a time and materials basis, and revenue is recognized based on the amount billable to the customer in accordance with practical expedient ASC 606-10-55-18. For other professional services contracts, the Company utilizes an input method and recognizes revenue based on labor hours expended to date relative to the total labor hours expected to be required to satisfy its performance obligation.

Contracts with Multiple Performance Obligations

Some contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling prices are determined based on overall pricing objectives, taking into consideration market conditions and other factors, including the value of the contracts, the cloud applications sold, customer demographics, geographic locations, and the number and types of users within the contracts.

The Company considered several factors in determining that control transfers to the customer upon shipment of hardware and availability of download of software. These factors include that legal title transfers to the customer, the Company has a present right to payment, and the customer has assumed the risks and rewards of ownership.

Accounts receivable from customers are typically due within 30 days of invoicing. The Company does not record a reserve for product returns or warranties as amounts are deemed immaterial based on historical experience.

Costs to Obtain and Fulfill a Contract

Costs to obtain and fulfill a contract are predominantly sales commissions earned by the sales force and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are deferred and then amortized over a period of benefit determined to be four years. These costs are included as capitalized contract costs on the balance sheet. The period of benefit was determined by taking into consideration customer contracts, technology, and other factors based on historical evidence. Amortization expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Deferred Revenue

Deferred revenue includes customer advances and amounts that have been paid by customers for which the contractual maintenance terms have not yet occurred. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12-60 months. Contracts greater than 12 months are segregated as long term deferred revenue. Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services. At December 31, 2022 and 2021, amounts in deferred revenue were approximately $515,000 and $633,000, respectively.

4. Business Combinations

In accordance with ASC 805, Business Combinations (ASC 805), the Company recognizes the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Determining these fair values requires management to make significant estimates and assumptions, especially with respect to intangible assets.

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net acquisition date fair value of the assets acquired and the liabilities assumed and represents the expected future economic benefits arising from other assets acquired that are not individually identified and separately recognized. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. Assumptions may be incomplete or inaccurate, and unanticipated events or circumstances may occur, which may affect the accuracy or validity of such assumptions, estimates or actual results. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

5. Goodwill and acquired intangible assets

Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit, based on the Company’s market capitalization, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test will be performed as of December 31st of each year. Refer Note K for more information regarding the impairment of goodwill in 2022.

Intangible assets acquired in a business combination are recorded at their estimated fair values at the date of acquisition. The Company amortizes acquired definite-lived intangible assets over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

6. Cash  Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less. At December 31, 2022 and 2021, cash equivalents consisted of a money market account.

7. Accounts Receivable

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible.

Accounts receivable at December 31, 2022 and 2021 consisted of the following:

	December 31,
	2022	2021

Accounts receivable	$2,096,569	$1,234,411
Loss on foreign currency	-	(50,000)
Allowance for doubtful accounts	(573,785)	(213,785)
Accounts receivable, net of allowances for doubtful accounts	$1,522,784	$970,626

Bad debt expenses (if any) are recorded in selling, general, and administrative expense.

The allowance for doubtful accounts for the years ended December 31, 2022 and 2021 is as follows:

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year

Year ended December 31, 2022 Allowance for Doubtful Accounts	$213,785	$360,000	$-	$573,785
Year ended December 31, 2021 Allowance for Doubtful Accounts	$1,733,785	$200,000	$(1,720,000)	$213,785

8. Equipment and Leasehold Improvements, Intangible Assets and Depreciation and Amortization

Equipment and leasehold improvements are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization for financial reporting purposes are as follows:

	Years
Equipment and leasehold improvements
Equipment	3	-	5
Furniture and fixtures	3	-	5
Software		3
Leasehold improvements	life or lease term

Intangible assets other than goodwill consist of patents, trade name, proprietary software, and customer relationships. Patent costs are capitalized until patents are awarded. Upon award, such costs are amortized using the straight-line method over their respective economic lives. If a patent is denied, all costs are charged to operations in that year. Trade names, proprietary software, and customer relationships are amortized over the economic useful life.

9. Impairment or Disposal of Long Lived Assets, including Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is equal to the amount by which the carrying value of the assets exceeds their fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. In assessing recoverability, the Company must make assumptions regarding estimated future cash flows and discount factors. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. There were no impairments in 2022 and 2021.

10. Advertising Expense

The Company expenses the costs of advertising as incurred. Advertising expenses for 2022 and 2021 were approximately $842,000 and $527,000, respectively.

11. Research and Development Expenditures

Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of our software products and improving the efficiency and capabilities of our existing software. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on research equipment, services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

12. Earnings Per Share of Common Stock (“EPS”)

The Company’s EPS is calculated by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options and warrants, when the effect of their inclusion is dilutive.

13. Accounting for Stock-Based Compensation

The Company accounts for share based compensation in accordance with the provisions of ASC 718-10, “Compensation — Stock Compensation,” which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The majority of its share-based compensation arrangements vest over a three year vesting schedule. The Company expenses its share-based compensation under the ratable method, which treats each vesting tranche as if it were an individual grant. The fair value of stock options is determined using the Black-Scholes valuation model and requires the input of certain assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (the “expected option term”), the estimated volatility of its common stock price over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. Changes in these subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized as an expense in the consolidated statements of operations. As required under the accounting rules, the Company reviews its valuation assumptions at each grant date and, as a result, the Company is likely to change its valuation assumptions used to value employee stock-based awards granted in future periods. The values derived from using the Black-Scholes model are recognized as expense over the service period, net of estimated forfeitures (the number of individuals that will ultimately not complete their vesting requirements). The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from current estimates. Options and warrants to outsiders are accounted for under ASC 718.

The following table presents share-based compensation expenses included in the Company’s consolidated statements of operations:

	Year ended December 31,
	2022	2021

Selling, general and administrative	$310,017	$269,368
Research, development and engineering	77,890	45,347
	$387,907	$314,715

14. Income Taxes

The provision for, or benefit from, income taxes includes deferred taxes resulting from the temporary differences in income for financial and tax purposes using the liability method. Such temporary differences result primarily from the differences in the carrying value of assets and liabilities. Future realization of deferred income tax assets requires sufficient taxable income within the carryback, carryforward period available under tax law. The Company evaluates, on a quarterly basis whether, based on all available evidence, if it is probable that the deferred income tax assets are realizable. Valuation allowances are established when it is more likely than not that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by ASC 740-10, “Income Taxes,” includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Because of the Company’s historical performance and estimated future taxable income, a full valuation allowance has been established.

The Company accounts for uncertain tax provisions in accordance with ASC 740. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

15. Leases

In accordance with ASC 842, Leases (ASC 842), the Company records a right-of-use (ROU) asset and a lease liability on the balance sheet for all leases with terms longer than 12 months and classifies them as either operating or finance leases.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present and the classification of the lease including whether the contract involves the use of a distinct identified asset, whether the Company obtains the right to substantially all the economic benefit from the use of the asset, and whether the Company has the right to direct the use of the asset. Leases with a term greater than one year are recognized on the balance sheet as ROU assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less under practical expedient in paragraph ASC 842-20-25-2. For contracts with lease and non-lease components, the Company has elected not to allocate the contract consideration, and to account for the lease and non-lease components as a single lease component.

Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. The implicit rate within our operating leases are generally not determinable and, therefore, the Company uses the incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of the Company’s incremental borrowing rate requires judgment. The Company determines the incremental borrowing rate for each lease using our estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease. The operating lease ROU asset also includes any lease prepayments, offset by lease incentives.

An option to extend the lease is considered in connection with determining the ROU asset and lease liability when it is reasonably certain we will exercise that option. An option to terminate is considered unless it is reasonably certain we will not exercise the option.

16. The Fair Value Measurement Option

The Company has elected the fair value measurement option for convertible debt with embedded derivatives that require bifurcation, and record the entire hybrid financing instrument at fair value under the guidance of ASC 825, Financial Instruments. As a result, the convertible promissory note was recorded at fair value upon issuance and will subsequently be remeasured at each reporting date until settled or converted. The Company recognized the note initially at fair value, which exceeded the proceeds received resulting in a day one loss that has been recognized in net loss. The Company reports interest expense, including accrued interest, related to the convertible debt under the fair value option, separately from within the change in fair value of the convertible debt in the accompanying consolidated statement of operations.

17. Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active or inputs which are observable either directly or indirectly for substantially the full term of the asset or liability; and

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The following table summarizes our financial instruments measured at fair value at December 31, 2022:

	Total	Level 1	Level 2	Level 3
Convertible note at fair value	$2,596,203	$-	$-	$2,596,203

The Company issued a convertible note to which included an original issue discount, conversion features and a detachable warrant, as further discussed in Note M. The detachable warrant represents a freestanding, separable equity-linked financial instrument recorded at fair value. The fair value of the detachable warrant was calculated using a Black-Scholes valuation model. The Company elected the fair value option for the convertible debt which was determined based on significant unobservable inputs including the likelihood of default, the estimated date at which the default could take place, and the present value discount rate, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The fair value option requires recognition at fair value upon issuance and on each balance sheet date thereafter. Changes in the estimated fair value are recognized as change in fair value of convertible note in the consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the issuance of the convertible note were expensed and not deferred.

         The Company estimated the fair value of the convertible note using a probability-weighted discounted cash flow model with the following assumptions and significant terms of the convertible note at December 22, 2022:

1.	Face amount - $2,200,000
2.	Nominal interest rate – 10% - 12%
3.	Default interest rate – 18%
4.	Increase in principal upon a default – 30%
5.	Present value discount rate – 15.18%
6.	Likelihood of default – estimated to be 50% at the extended maturity date

The following table shows the changes in fair value measurements for the convertible note using significant unobservable inputs (Level 3) during the year ended December 31, 2022:

Beginning balance	$-
Purchases and issuances	2,200,000
Day one loss on value of hybrid instrument	396,203
Ending balance	$2,259,203

18. Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), referred to herein as ASU 2016- 13, which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the existing incurred loss model with an expected credit loss model that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Under ASU 2016-13 credit impairment is recognized as an allowance for credit losses, rather than as a direct writedown of the amortized cost basis of a financial asset. The impairment allowance is a valuation account deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial asset. Once the new pronouncement is adopted by the Company, the allowance for credit losses must be adjusted for management’s current estimate at each reporting date. The new guidance provides no threshold for recognition of impairment allowance. Therefore, entities must also measure expected credit losses on assets that have a low risk of loss. For instance, trade receivables that are either current or not yet due may not require an allowance reserve under currently generally accepted accounting principles, but under the new standard, the Company will have to estimate an allowance for expected credit losses on trade receivables under ASU 2016-13. ASU 2016-13 is effective for the Company for annual periods, including interim periods within those annual periods, beginning on January 1, 2023. The Company is currently assessing the impact ASU 2016-13 will have on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE B—REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the years ended December 31, 2022 and 2021:

	North America	Africa	EMESA*	Asia	December 31, 2022

License fees	$1,856,814	$517,161	$2,124,088	$85,989	$4,584,052
Hardware	422,275	25,833	19,914	178,464	646,486
Services	1,270,067	83,306	436,293	54	1,789,720
Total Revenues	$3,549,156	$626,300	$2,580,295	$264,507	$7,020,258

	North America	Africa	EMESA*	Asia	December 31, 2021

License fees	$1,854,088	$521,751	$105,314	$74,656	$2,555,809
Hardware	278,655	698,264	265,996	42,411	1,285,326
Services	1,162,526	42,000	54,918	13,910	1,273,354
Total Revenues	$3,295,269	$1,262,015	$426,228	$130,977	$5,114,489

* EMESA – Europe, Middle East, South America

Revenue recognized during the year ended December 31, 2022 from amounts included in deferred revenue at the beginning of the year was approximately $489,000. Revenue recognized during the year ended December 31, 2021 from amounts included in deferred revenue at the beginning of the year was approximately $529,000. Total deferred revenue (contract liability) was approximately $515,000 and $633,000 at December 31, 2022 and 2021, respectively.

Transaction Price Allocated to the Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied. The guidance provides certain practical expedients that limit this requirement, which the Company’s contracts meet as follows:

●	The performance obligation is part of a contract that has an original expected duration of one year or less, in accordance with ASC 606-10-50-14.

Deferred revenue represents the Company’s remaining performance obligations related to prepaid support and maintenance, all of which is expected to be recognized from one to five years.

NOTE C—SWIVEL SECURE EUROPE, SA ACQUISITION

On March 8, 2022, the Company completed the acquisition of 100% of the issued and outstanding capital stock of Swivel Secure based in Madrid, Spain, pursuant to the terms of a stock purchase agreement. The aggregate purchase price consisted of a base purchase price of $1.75 million, subject to closing adjustments based on the closing date working capital, indebtedness and unpaid transaction expenses, and an earn-out of $500,000. The earn-out was payable based on Swivel Secure generating $3,000,000 of revenue and $1,000,000 of operating profit during an earn-out period commencing on the closing date and ending on January 31, 2023, which was not attained. At the closing, the Company made a cash payment of $1.27 million and issued 269,060 shares of common stock of which 89,687 shares were held back by the Company to secure certain indemnification obligations under the stock purchase agreement. The shares of Company common stock were priced at $2.23, the contractual 20 day volume-weighted average price of the Company’s common stock immediately prior to the payment date as reported on the Nasdaq Capital Market.

The business combination has been accounted for as an acquisition and, in accordance with ASC 805. The Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date. The following table summarizes the purchase price allocation, with no earnout payment:

Purchase consideration:
Total cash paid, including working capital adjustment	$1,273,483
Earnout payable	500,000
Common stock issued	600,004
Total purchase price consideration	$2,373,487

Fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	$729,905
Accounts receivable	702,886
Equipment acquired	65,640
Other assets	20,708
Intangible assets	762,860
Goodwill	1,258,087
Total estimated assets acquired	3,540,086

Accounts payable and accrued expenses	431,884
Government loan	544,000
Deferred tax liability	190,715
Total liabilities assumed	1,166,599
Total estimated fair value of assets acquired and liabilities assumed	$2,373,487

The fair value of the assets acquired and liabilities assumed was less than the purchase price, resulting in the recognition of goodwill. The goodwill reflected the value of the synergies the Company expected to realize and the assembled workforce. Refer to Note K for more information regarding the impairment of goodwill.

The significant intangible asset identified in the purchase price allocation discussed above was Customer Relationships. To value the Customer Relationships, the Company utilized the Excess Earnings Method, which isolates the value of the specific intangible asset by discounting its income stream to present value.

The government loan was issued through BBVA Bank during the COVID-19 pandemic. The loan bears interest at the rate of 1.75% per annum and is payable in monthly installments of approximately $11,900 inclusive of interest from May 2022 through April 2026. The installment payments have been paid monthly as per the schedule, as of the date of this report.

The following table presents the final fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated useful life (in years)
Customer relationships	$762,860	7
Total identifiable intangible assets	$762,860

As discussed above, the earnout payable was not achieved. As such, the Company reversed the earnout payable of $500,000 and recognized the income on the reversal of the earnout payable.

For the period from March 8, 2022 to December 31, 2022, revenue from Swivel Secure amounted to $2,351,975 and net loss amounted to $720,691.

NOTE D—FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature. The carrying value of the Company’s notes and loan payables approximated fair value as the interest rates related to the financial instruments approximated market.

NOTE E—CONCENTRATION OF RISK

Financial instruments which potentially subject the Company to risk primarily consist of cash, and cash equivalents, investment in debt security, and accounts receivables.

The Company maintains its cash and cash equivalents with various financial institutions, which, at times may exceed insured limits. The exposure to the Company is solely dependent upon daily bank balances and the respective strength of the financial institutions. The Company was in excess of coverage of approximately $2,000,000 and $7,057,000 at December 31, 2022 and 2021, respectively. The Company has not incurred any losses on these accounts.

The Company extends credit to customers on an unsecured basis in the normal course of business. The Company’s policy is to perform an analysis of the recoverability of its receivables at the end of each reporting period and to establish allowances where appropriate. The Company analyzes historical bad debts and contract losses, customer concentrations, and customer credit-worthiness when evaluating the adequacy of the allowances.

For the year ended December 31, 2022 no customer accounted for 10% of total revenue. For the year ended December 2021, one customer accounted for 13% of total revenue.

At December 31, 2022, one customer accounted for 35% of the total accounts receivable. At December 31, 2021, three customers accounted for 87% of total accounts receivable.

NOTE F—NOTE RECEIVABLE

During the third quarter of 2020, the Company loaned $295,000 as an advance to Technology Transfer Institute (“TTI”) to aid in fulfilling the African contracts. The note did not bear any interest if paid within the nine (9) monthly installments beginning December 31, 2020. The note bore a default rate of 5%. Due to the ongoing delays in payment, the Company reserved $186,000 of the note as an allowance. On February 17, 2022, the Company amended the note to modify the payment terms to provide for lower monthly payments, with an updated maturity date on or before December 6, 2023. On May 5, 2022, the Company amended the note to modify the payment terms to eight biweekly installments of $1,000 beginning February 25, 2022, nineteen consecutive monthly installments of $15,000 beginning on July 6, 2022, and $2,000 on or before February 6, 2024. Currently, the payments are several months behind schedule. Due to the delay in payments, the Company has increased the allowance for the remainder of the balance owed under the note. We are continuing to pursue payment and expect that we will start to receive funds in the second quarter of 2023. A member of our board of directors served as Chief Executive Officer of TTI until August 12, 2020.

	December 31,	December 31,
	2022	2021

Note receivable	$195,000	$295,000
Repayment of note	(9,000)	-
Allowance for doubtful account	(186,000)	(100,000)
Note receivable, net of allowance	-	195,000
Current portion, net of allowance	$-	$82,000
Noncurrent portion, net of allowance	$-	$113,000

NOTE G—INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or realizable value. The Company periodically evaluates inventory items and establishes reserves for obsolescence accordingly. The Company also reserves for excess quantities, slow moving goods, and for other impairment of value based upon assumptions of future demand and market conditions. The $400,000 reserve on inventory is due to slow moving inventory purchased for projects in Nigeria. The Company is looking into other markets and opportunities to sell or return the product.

Inventory is comprised of the following as of December 31:

	2022	2021

Finished goods	$4,764,643	$4,798,203
Fabricated assemblies	69,726	142,457
Reserve on finished goods	(400,000)	-
Total inventory	$4,434,369	$4,940,660

NOTE H—RESALABLE SOFTWARE LICENSES RIGHTS

On December 31, 2015, the Company purchased third-party software licenses in the amount of $180,000 in anticipation of a large pending deployment that has yet to materialize. The Company was amortizing the total cost at the greater of the actual unit cost per license sold or straight-line amortization over 10 years. Since the license purchase, the actual per unit cost (actual usage) of such license rights in the cumulative amount of $141,190 has been charged to cost of sales. Since we have not received any sales for the license within the last two years, we accelerated the amortization for the balance of the licenses in 2022, leaving a carrying balance of $0 and $48,752 as of December 31, 2022 and 2021, respectively. A total of $48,752 and $10,130 was charged to cost of sales during the years ended December 31, 2022 and 2021, respectively.

NOTE I—INVESTMENT IN DEBT SECURITY

The Company purchased a 4,000,000 Hong Kong dollar denominated Bond Certificate with a financial institution in Hong Kong in September 2020 bearing interest at 5% per annum. The Bond Certificate translated to $512,821 U.S. Dollars, based on the exchange rate at the purchase date. The investment was originally recorded at amortized cost and was scheduled to mature in June 2021. The Company never received the proceeds and accrued interest from the investment and as such, wrote off the investment during 2022 as the bond issuer defaulted on repayment, and the Company had no recourse.

NOTE J—EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following as of December 31:

	2022	2021

Equipment	$825,058	$831,784
Furniture and fixtures	225,978	164,079
Software	49,143	32,045
Leasehold improvements	34,903	25,135
	1,135,082	1,053,043

Less accumulated depreciation and amortization	(1,027,669)	(983,875)

Total	$107,413	$69,168

Depreciation was $43,794 and $54,649 for 2022 and 2021, respectively. Amounts are recorded in selling, general, and administrative expense as well as in cost of services.

NOTE K—INTANGIBLE ASSETS AND GOODWILL

Intangible assets consisted of the following as of December 31:

	2022	2021

Trade name	$130,000	$130,000
Proprietary software	420,000	420,000
Customer relationships	1,692,860	930,000
Patents and patents pending	365,080	365,080
	2,607,940	1,845,080

Less accumulated amortization	(845,115)	(547,003)

Total	$1,762,825	$1,298,077

Aggregate amortization expense for 2022 and 2021 was approximately $298,000 and $216,000, respectively. Estimated minimum amortization expense based on straight line amortization of the software license rights for each of the next five years and thereafter approximates the following:

Years ending December 31
2023	$320,000
2024	320,000
2025	280,000
2026	230,000
2027	220,000
Thereafter	392,825
Total	$1,762,825

Goodwill

The Company conducted its annual impairment analysis of its goodwill balances as at December 31, 2022. The Company noted the noted the cyclical downturn in technology stock values over the 2022 period, since our previous annual impairment assessment.

The analysis showed the carrying value of the Company’s reporting segment was in excess of the Company’s market valuation as at December 31, 2022 based on a fair valuation measure as the quoted market price for the Company’s publicly traded stock as of that date.

Accordingly, the Company concluded the amounts in goodwill had been fully impaired and accordingly wrote-off the entire balance in full as at December 31, 2022.

NOTE L—ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of December 31:

	2022	2021

Compensation	$377,958	$254,433
Compensated absences	378,874	293,297
Accrued legal and accounting fees	110,008	95,738
Franchise taxes	7,000	40,000
Employee expenses reimbursement	114,209	76,000
Sales tax payable	17,594	18,548
Other	3,480	50,981

Total	$1,009,123	$828,997

NOTE M—CONVERTIBLE NOTE PAYABLE

Securities Purchase Agreement dated December 22, 2022

On December 22, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) which issued a $2,200,000 principal amount senior secured promissory note (the “Note”). At closing, a total of $2,002,000 was funded, with the proceeds to be used for general working capital.

The principal amount of the Note is due six months following the date of issuance, subject to one six-month extension by the Company. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six. In the event the maturity date of the Note is extended, interest will accrue at the rate of 12% per annum in months seven through twelve, payable monthly. The Note is secured by a lien on substantially all of the Company’s assets and properties can be prepaid in whole or in part without penalty at any time.

In connection with the issuance of the Note, the Company issued to the investor 700,000 shares of Common Stock (the “Commitment Shares”) valued at $1.00 per share and a warrant (the “Warrant”) to purchase 200,000 shares of common stock (the “Warrant Shares”) at an exercise price of $3.00 per share, exercisable commencing on the date of issuance with a term of five years. The warrant was valued at $94,316 (see Note P. #3). In the event the Note is paid in full within six months after the date of issuance, the Company will exercise its right to repurchase 350,000 of the Commitment Shares for aggregate payment to the Investor of $1.00.

Upon issuance, the Note is not convertible into common stock or any other securities of the Company. Only after a date that is six (6) months following the issuance date of the Note and upon the occurrence of any events of default (as defined) and expiration of any applicable cure periods, all amounts due under the Note will immediately and automatically become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the Investor will have the right to convert all amounts due under the Note into shares of common stock (the “Conversion Shares”) at a conversion price equal to the 10 day volume weighted average sales price of the Company’s common stock on the date of conversion, subject to the Share Cap described in the paragraph below.

The aggregate number of shares of common stock issuable in the forgoing transaction consisting of the Commitment Shares, the Warrant Shares, and the Conversion Shares are capped at 1,684,576 which is 19.9% of the Company’s issued and outstanding shares of common stock on December 22, 2022, the date the definitive transaction documents were executed (the “Share Cap”).

During April 2023, we were in default under the Note due to our failure to timely file this annual report and timely file a registration statement covering the public resale of the shares issued to the holder of the Note in connection with the financing. We have obtained a waiver and, therefore, as of the date of this report we are not in default.

As of December 31, 2022, the Note with principal balance of $2,200,000, at fair value, was recorded at $2,596,203.

NOTE N—LEASES

The Company’s leases office space in New Jersey, Minnesota, New Hampshire, Madrid and Hong-Kong with lease termination dates in 2023 and 2024. The property leased in China is paid monthly as used, without a formal agreement. The following tables present the components of lease expense and supplemental balance sheet information related to the operating leases were:

	Year ended December 31, 2022	Year ended December 31, 2021
Lease cost
Operating lease cost	$254,649	$255,892
Total lease cost	$254,649	$255,892

Balance sheet information
Operating right-of-use assets	$197,355	$254,100

Operating lease liabilities, current portion	$159,665	$177,188
Operating lease liabilities, non-current portion	37,829	86,974
Total operating lease liabilities	$197,494	$264,162

Weighted average remaining lease term (in years) – operating leases	0.96	1.45
Weighted average discount rate – operating leases	5.50%	5.50%

Supplemental cash flow information related to leases were as follows:

Cash paid for amounts included in the measurement of operating lease liabilities	$259,558	$256,977

Maturities of operating lease liabilities were as follows as of December 31, 2022:

2023	$164,596
2024	38,808
Total future lease payments	$203,404
Less: imputed interest	(5,910)
Total	$197,494

NOTE O—COMMITMENTS AND CONTINGENCIES

Distribution Agreement

Swivel Secure has a distribution agreement with Swivel Secure Limited (“SSL”). Terms of the agreement include the following:

1.

The initial term of the agreement ends on January 31, 2027 and will be automatically extended for additional one-year terms thereafter unless either party provides written notice to the other party not later than 30 days before the end of the term that it does not wish to extend the term.

2.

SSL appoints Swivel Secure as the exclusive distributor of SSL’s products, to market, sell and distribute in the EMEA (Europe, Middle East and Africa), excluding the United Kingdom and Republic of Ireland, for a defined discount on the sale price.

3.

Swivel Secure is expected to generate a certain minimum level of orders of SSL products each year during the term of the agreement. If Swivel Secure fails to meet such minimum level of orders in any year, the exclusive distribution rights will terminate and Swivel Secure will serve as a non-exclusive distributer of SSL Products.

The Company expects the revenue targets to continue to be met based on historical performance and increasing distribution by Swivel Secure.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of December 31, 2022, the Company was not a party to any pending lawsuits.

NOTE P—EQUITY

1. Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

2. Common Stock

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

On June 18, 2021, the stockholders approved the 2021 Employee Stock Purchase Plan (“ESPP”). Under the terms of this plan, 789,000 shares of common stock are reserved for issuance to employees and officers of the Company at 85% of the lower of the closing price of the common stock as reported on the Nasdaq Capital Market at the first day or the last day of the offering period. Eligible employees are granted an option to purchase shares under the plan funded by payroll deductions. The Board may suspend or terminate the plan at any time, otherwise the plan expires June 17, 2031.

Issuances of Common Stock

On December 22, 2022, the Company issued the Commitment Shares. See Note M – Convertible Note Payable for more information.

On March 8, 2022, the Company issued 269,060 shares of common stock of which 89,687 shares were held back by the Company to secure certain indemnification obligations under the Swivel Secure stock purchase agreement. The shares of Company common stock were issued at a total cost of $600,004, priced at $2.23, based on the contractual 20-day volume-weighted average price of the Company’s common stock immediately prior to the payment date as reported on the Nasdaq Capital Market.

On June 18, 2021, the stockholders approved the 2021 Employee Stock Purchase Plan. Under the terms of this plan, 789,000 shares of common stock are reserved for issuance to employees and officers of the Company at 85% of the lower of the closing price of the common stock as reported on the Nasdaq Capital Market at the first day or the last day of the offering period. Eligible employees are granted an option to purchase shares under the plan funded by payroll deductions. The Board may suspend or terminate the plan at any time, otherwise the plan expires June 17, 2031. During 2022 and 2021, 60,549, and 19,484 shares respectively were issued under the ESPP to employees, which resulted in a $18,787, and $10,680 non-cash compensation expense respectively for the Company.

Issuances of Restricted Stock

Restricted stock consists of shares of common stock that are subject to restrictions on transfer and risk of forfeiture until the fulfillment of specified conditions. The fair value of nonvested shares is determined based on the market price of the Company’s common stock on the grant date. Restricted stock is expensed ratably over the term of the restriction period.

The Company issued 278,000 shares of restricted common stock to certain employees of the Company and 10,500 of shares of restricted common stock were forfeited during fiscal year 2022. The Company issued 13,125 shares of restricted common stock to certain employees of the Company and 1,250 of shares of restricted common stock were forfeited during fiscal year 2021. These shares vest in equal annual installments over a three-year period from the date of grant.

Restricted stock compensation for the years ended December 31, 2022 and 2021 was $218,552 and $71,819, respectively.

Issuances to Directors, Executive Officers & Consultants

During the 2022 and 2021 years, the Company issued 39,636 and 7,828 shares of common stock respectively to its directors in lieu of payment of board fees, valued at $76,043 and $25,536 respectively.

3. Warrants

There were no warrants issued during 2021.

Warrants Issued with Convertible Note:

See Note M – Convertible Note Payable for the warrant issued with a convertible note in 2022.

Valuation Assumptions for Warrants:

The Company records the warrants at their fair value which is determined using the Black-Scholes valuation model on the date of the grant. The fair value of the warrant issued in 2022 was estimated with the following assumptions:

	Years ended December 31,
	2022	2021
Weighted average risk-free interest rate	3.70%	-%
Weighted average exercise price	$3.00	$-
Weighted average exercise period	5	-
Weighted average Volatility of stock price	108.60%	-%

The volatility for each issuance is determined based on the review of the experience of the weighted average of historical daily price changes of the Company’s common stock over the expected exercise period. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the years to maturity.

A summary of warrant activity is as follows:

	Total Warrants	Weighted average exercise price	Weighted average remaining life (in years)	Aggregate intrinsic value

Outstanding, as of December 31, 2020	4,689,387	$6.04	4.48	—
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding, as of December 31, 2021	4,689,387	6.04	3.48	—
Granted	200,000	3.00
Exercised	—	—
Forfeited	—	—
Expired	(17,362)	28.80
Outstanding, as of December 31, 2022	4,872,025	$5.83	2.59	—

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.59, $2.21, and $3.52 as of December 31, 2022, 2021 and 2020, respectively, which would have been received by the warrant holders had all warrant holders exercised their options as of that date. There were no in-the-money warrants exercisable as of December 31, 2022, 2021 and 2020.

NOTE Q—STOCK OPTIONS

2015 Stock Option Plan

On January 27, 2016, the stockholders approved the 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan initially reserved 187,500 shares of common stock for issuance of options, restricted stock, and other equity based awards to employees, officers, directors, and consultants of the Company. In 2021, the stockholders approved an amendment to the 2015 to increase the shares of common stock authorized for issuance under the 2015 Plan from 187,500 shares to 789,000 shares together with other technical changes. The term of stock options granted under the 2015 Plan, may not exceed ten years, exercise prices may not be below 100-110% of fair market value, and vesting occurs over time periods set forth in written agreements with the recipients. In the event of a change in control, certain stock awards issued under the 2015 Plan may be subject to additional acceleration of vesting as may be provided in the participants’ written agreement. The 2015 Plan expires in December 2025.

Non-Plan Stock Options

Periodically, the Company has granted options outside of the 2015 Plan to various employees and consultants. In the event of change in control, as defined, certain of the non-plan options outstanding vest immediately.

Stock Option Activity

Information summarizing option activity is as follows:

	Number of Options			Weighted average	Weighted average remaining	Aggregate
	2015 Plan	Non Plan	Total	exercise price	life (in years)	intrinsic value

Outstanding, as of December 31, 2020	94,183	133,091	227,274	$17.61	3.87	$0
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(3,291)	—	(3,291)	3.87
Expired	(84)	(11,438)	(11,522)	39.13
Outstanding, as of December 31, 2021	90,808	121,653	212,461	$16.65	3.03	$0
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	(9,465)	(9,465)	17.28
Outstanding, as of December 31, 2022	90,808	112,188	202,996	$16.63	2.14	$0
Vested or expected to vest at December 31, 2022			201,271	$16.72	2.12	$0
Exercisable at December 31, 2022			194,561	$17.12	2.03	$0

The options outstanding and exercisable at December 31, 2022 were in the following exercise price ranges:

			Options Outstanding			Options Exercisable
Range of exercise prices			Number of shares	Weighted average exercise price	Weighted average remaining life (in years)	Number exercisable	Weighted average exercise price
$4.08	-	5.84	25,565	$5.20	4.63	17,130	$5.20
$5.85	-	28.00	177,431	18.27	1.81	177,431	18.27
$4.08	-	28.00	202,996			194,561

The aggregate intrinsic value in the table above represents the total intrinsic value, based on the Company’s closing stock price of $0.59, $2.21, and $3.52 as of December 31, 2022, 2021 and 2020, respectively, which would have been received by the option holders had all option holders exercised their options as of that date. There were no in-the-money options exercisable as of December 31, 2022, 2021 and 2020.

The weighted average fair value of options granted during the years ended December 31, 2022 and 2021 was $0 as no options were granted in either year. The total intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was $0 as no options were exercised in either year. The total fair value of shares vested during the years ended December 31, 2022 and 2021 was $100,668 and $252,874, respectively.

As of December 31, 2022, future forfeiture adjusted compensation cost related to nonvested stock options is $17,630 and will be recognized over an estimated weighted average period of 0.64 years.

NOTE R—INCOME TAXES

The components of net loss consist of the following:

	Year ended December 31, 2022	Year ended December 31, 2021

United States	$(10,416,593)	$(4,507,071)
Hong Kong	(458,839)	(439,814)
Nigeria	(143,499)	(118,896)
Spain	(890,972)	-
Total	$(11,909,903)	$(5,065,781)

There was no provision for current federal, foreign or state taxes for both of the years ended December 31, 2022 and 2021 as a result of taxable losses incurred in these jurisdictions. The provision for income tax benefits consist of the following (in thousands):

	Year ended December 31, 2022	Year ended December 31, 2021

Current – federal, states, and foreign	$-	$-
Deferred- Federal	1,175,000	128,000
Deferred – States	122,000	47,000
Deferred – Foreign	(20,000)	-
Total	1,277,000	175,000
Change in valuation allowance	(1,297,000)	(175,000)

Provision for income tax benefits	$(20,434)	$—

Significant components of deferred tax assets and liabilities are as follows at December 31, 2022 and 2021 (in thousands):

	December 31, 2022	December 31, 2021 As Revised

Accrued compensation	$113,000	$110,000
Allowance for doubtful accounts	169,000	70,000
Research and development expenses	633,000	-
Capital loss carry forward	114,000	-
Stock-based compensation	456,000	486,000
Equipment and leasehold improvements	(19,000)	1,000
Intangible assets – US	341,000	61,000
Intangible assets – Foreign	(170,000)	-
Inventory reserve	89,000	-
Interest expense	44,000	-
Operating lease liabilities	44,000	59,000
Reserve on debt security	-	13,000
Operating lease right-of-use assets	(44,000)	(57,000)
Net operating loss and research and credit carryforwards	15,248,000	15,148,000
Valuation allowance	(17,188,000)	(15,891,000)

Net deferred tax liability	$(170,000)	$—

During the year ended December 31, 2022, the Company determined that certain attributes of deferred tax assets and liabilities were incorrect for December 31, 2021 and 2020. See Note S for further information.

The Company has a valuation allowance against the full amount of its net deferred taxes due to the uncertainty of realization of the deferred tax assets due to operating loss history of the Company. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all of its deferred tax assets will not be realized. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income. With a full valuation allowance, any change in the deferred tax asset or liability is fully offset by a corresponding change in the valuation allowance. At December 31, 2022 and 2021, the Company provided a valuation allowance on its net deferred tax assets of $17,188,000 and $15,891,000, respectively.

As of December 31, 2022, the Company has U.S. federal net operating loss carryforwards of approximately $61.3 million. Approximately $43.1 million are subject to expiration between 2023 and 2037, and $18.2 million net operating loss carryforwards have no expiration date. These net operating loss carryforwards could be subject to the limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. In addition, the Company has net operating loss carry forwards from various states of approximately $6.87 million which expire from 2026 through 2042.

A reconciliation of the effective income tax rate on operations reflected in the statements of operations to the US federal statutory income tax rate is presented below.

	Year ended December 31, 2022	Year ended December 31, 2021 As Revised

Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	0.9	1.1
Permanent differences	(4.7)	(1.0)
Expiration of net operating loss and research credit carryforwards	(5.7)	(13.8)
Expiration and forfeiture of stock options	(0.3)	(1.5)
Other	(0.5)	(2.4)
Valuation allowance	(10.9)	(3.4)

Effective tax rate	(0.2)%	—%

The Company has not been audited by the Internal Revenue Service (“IRS”) or any states in connection with income taxes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The periods from 2019 through 2022 remain open to examination by the IRS and state jurisdictions.

Our subsidiary in Nigeria has not filed its required returns since inception. Management believes that when the returns are filed, no taxes will be owed due to the losses incurred during those periods. We are also not subject to minimum tax during the first four years of operations. As a result, management could not calculate the amount of net operating loss carryforwards that are available to offset future taxable income.

Our subsidiary in Hong Kong has not filed its required returns in several years. Management believes that when the returns are filed, no taxes will be owed due to losses incurred during those periods. As a result, management could not calculate the amount of net operating loss carryforwards are available to offset future taxable income.

The Company believes it is not subject to any tax audit risk beyond those periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense incurred during the years ended December 31, 2022 and 2021.

In August 2022, the Inflation Reduction Act of 2022 was signed into law which includes a stock buyback excise tax of 1% on share repurchases, which will apply to net stock buybacks after December 31, 2022. We do not expect this to have a material impact if and when share repurchases occur.

NOTE S—REVISION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

Due to errors discovered in the Company’s 2020 and 2021 tax provisions, the Company revised certain previously issued disclosures related to the components of its deferred tax assets and liabilities and valuation allowance as of December 31, 2021 and 2020. Additionally, the Company has revised the reconciliation of its income tax rate computed using the federal statutory rate for the year ended December 31, 2021. The errors related primarily to the calculation of available net operating loss carryforwards and to stock based compensation. Since the Company provided a full valuation allowance on its net deferred tax assets, there was no impact to the Consolidated Balance Sheet as of December 31, 2021 and the consolidated statements of operations, stockholders’ equity and cash flows as of and for the year ended December 31, 2021.

The Company further reviewed its disclosure of the rate reconciliation and deferred tax calculation along with the valuation allowance of its net deferred tax assets. Other items that were corrected in the disclosure included allowance for doubtful accounts, equipment and leasehold improvements and operating lease liability along with the associated operating lease ROU assets.

The below table summarizes the revisions to the reconciliation of our income tax rate computed using the federal statutory rate to our actual income tax rate for the year ended December 31, 2021:

	December 31,
	2021 As Reported	Adjustments	2021 As Revised

U.S. statutory income tax rate	21.0%	-%	21.0%
State taxes, net of federal benefit	-	1.1	1.1
Permanent differences	-	(1.0)	(1.0)
Expiration of net operating loss and research credit carryforwards	-	(13.8)	(13.8)
Expiration and forfeiture of stock options	-	(1.5)	(1.5)
Other	-	(2.4)	(2.4)
Valuation allowance	-	(3.4)	(3.4)
Effect of net operating loss	(21.0)%	21.0	-
Total	-%	-%	-%

The table below summarizes the revisions to the attributes of the deferred tax assets and liabilities as of December 31, 2021 (in thousands):

	December 31,
	2021 As Reported	Adjustments	2021 As Revised

Accrued compensation	$135,000	$(25,000)	$110,000
Allowance for doubtful accounts	75,000	(5,000)	70,000
Stock based compensation	1,149,000	(663,000)	486,000
Equipment and leasehold improvements	(10,000)	11,000	1,000
Intangible assets	75,000	(14,000)	61,000
Operating lease liability	-	59,000	59,000
Reserve on debt security	-	13,000	13,000
Operating lease right-of -use assets	-	(57,000)	(57,000)
Net operating loss and research credit carryforwards	14,467,000	681,000	15,148,000
Valuation allowance	(15,891,000)	-	(15,891,000)
Net deferred tax assets	$-	$-	$-

The table below summarizes the revisions to the attributes of the deferred tax assets and liabilities as of December 31, 2020 (in thousands):

	December 31,
	2020 As Reported	Adjustments	2020 As Revised

Accrued compensation	$81,000	$(15,000)	$66,000
Allowance for doubtful accounts	474,000	(471,000)	3,000
Stock based compensation	1,073,000	(511,000)	562,000
Equipment and leasehold improvements	(14,000)	19,000	5,000
Intangible assets	65,000	(12,000)	53,000
Operating lease liability	-	111,000	111,000
Operating lease right-of-use assets	-	(109,000)	(109,000)
Net operating loss and research credit carryforwards	13,337,000	1,688,000	15,025,000
Valuation allowance	(15,016,000)	(700,000)	(15,716,000)
Net deferred tax assets	$-	$-	$-

NOTE T—PROFIT SHARING PLAN

The Company has established a savings plan under section 401(k) of the Internal Revenue Code. All employees of the Company, after completing one day of service, are eligible to enroll in the 401(k) plan. Participating employees may elect to defer a portion of their salary on a pre-tax basis up to the limits as provided by the IRS Code. The Company is not required to match employee contributions but may do so at its discretion. The Company made no matching contributions during the years ended December 31, 2022 and 2021.

NOTE U—EARNINGS PER SHARE (EPS)

Items excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Years ended December 31,
	2022	2021

Stock options	202,996	212,461
Warrants	4,872,025	4,689,387
Total	5,075,021	4,901,848

NOTE V—SUBSEQUENT EVENTS

On March 16, 2023, the Company issued 15,388 shares of common stock to its directors in payment of board fees.

On March 16, 2023, the Company issued an aggregate of 40,000 shares of restricted common stock to new employees which vest in equal annual installments over a three-year period from the date of grant.

On May 5, 2023, the Company issued 2,858 shares of common stock to its directors in payment of board committee fees.

On May 5, 2023, the Company received 13,959 shares of restricted common stock from employees who left the Company before the vesting period was completed.

On May 11, 2023, the Company issued 17,392 shares of common stock to its directors in payment of board fees.

On May 11, 2023, the Company issued 2,900 shares of common stock to its directors in payment of board committee fees.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$722,335	$2,635,522
Accounts receivable, net	3,362,203	1,522,784
Due from factor	82,500	49,500
Inventory, net of reserve	4,427,815	4,434,369
Prepaid expenses and other	341,231	342,706
Total current assets	8,936,084	8,984,881
Equipment and leasehold improvements, net	94,170	107,413
Capitalized contract costs, net	254,279	283,069
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	131,223	197,355
Intangible assets, net	1,681,589	1,762,825
Total non-current assets	2,169,973	2,359,374
TOTAL ASSETS	$11,106,057	$11,344,255

LIABILITIES
Accounts payable	$1,210,070	$1,108,279
Accrued liabilities	876,287	1,009,123
Convertible note payable	2,454,212	2,596,203
Government loan – BBVA Bank – current portion	134,899	120,000
Deferred revenue – current	653,338	462,418
Operating lease liabilities, current portion	96,584	159,665
Total current liabilities	5,425,390	5,455,688
Deferred revenue – net of current portion	39,969	52,134
Deferred tax liability	172,997	170,281
Government loan – BBVA Bank – net of current portion	277,580	326,767
Operating lease liabilities, net of current portion	33,366	37,829
Total non-current liabilities	523,912	587,011
TOTAL LIABILITIES	5,949,302	6,042,699

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,226,058 and 9,190,504 of $.0001 par value at March 31, 2023 and December 31, 2022, respectively	922	919
Additional paid-in capital	122,099,984	122,028,612
Accumulated other comprehensive income	(170,456)	(242,602)
Accumulated deficit	(116,773,695)	(116,485,373)
TOTAL STOCKHOLDERS’ EQUITY	5,156,755	5,301,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,106,057	$11,344,255

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three months ended March 31,
	2023	2022

Revenues
Services	$532,522	$395,804
License fees	2,478,556	1,460,183
Hardware	72,689	85,184
Total revenues	3,083,767	1,941,171

Costs and other expenses
Cost of services	154,801	210,913
Cost of license fees	620,881	73,230
Cost of hardware	44,592	53,298
Total costs and other expenses	820,274	337,441
Gross Profit	2,263,493	1,603,730

Operating expenses
Selling, general and administrative	1,931,732	1,797,998
Research, development and engineering	690,159	805,266
Total operating expenses	2,621,891	2,603,264
Operating loss	(358,398)	(999,534)
Other income (expense)
Interest income	4	131
Loss on foreign currency transaction	(15,000)	-
Change in fair value of convertible note	141,991	-
Interest expense	(56,919)	-
Total other income (expense)	70,076	131
Net loss	$(288,322)	$(999,403)

Comprehensive loss:
Net loss	$(288,322)	$(999,403)
Other comprehensive income – Foreign currency translation adjustment	72,146	55,802
Comprehensive loss	$(216,176)	$(943,601)
Basic and Diluted Loss per Common Share	$(0.03)	$(0.13)

Weighted Average Shares Outstanding:
Basic and Diluted	8,944,485	7,885,008

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance as of January 1, 2023	9,190,504	$919	$122,028,612	$(242,602)	$(116,485,373)	$5,301,556
Issuance of common stock for directors’ fees	15,388	1	12,001	-	-	12,002
Issuance of common stock to employees	40,000	4	-	-	-	4
Restricted stock forfeited	(19,834)	(2)	(3,103)	-	-	(3,105)
Foreign currency translation adjustment	-	-	-	72,146	-	72,146
Share-based compensation	-	-	62,474	-	-	62,474
Net loss	-	-	-	-	(288,322)	(288,322)
Balance as of March 31, 2023	9,226,058	$922	$122,089,984	$(170,456)	$(116,773,695)	$5,156,755

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance as of January 1, 2022	7,853,759	$786	$120,190,139	$-	$(104,575,470)	$15,615,455
Issuance of common stock for directors’ fees	9,382	1	22,019	-	-	22,020
Issuance of common stock pursuant to Swivel purchase agreement	269,060	27	599,977	-	-	600,004
Issuance of restricted common stock to employees and directors	274,250	27	(27)	-	-	-
Foreign currency translation adjustment	-	-	-	55,802	-	55,802
Share-based compensation	-	-	87,677	-	-	87,677
Net loss	-	-	-	-	(999,403)	(999,403)
Balance as of March 31, 2022	8,406,451	$841	$120,899,785	$55,802	$(105,574,873)	$15,381,555

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2023	2022

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(288,322)	$(999,403)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	13,242	11,220
Amortization of intangible assets	81,237	54,231
Change in fair value of convertible note	(141,991)	-
Amortization of capitalized contract costs	37,529	35,658
Allowance for doubtful accounts	50,000	-
Operating leases right-of-use assets	66,132	51,587
Stock based directors’ fees	12,002	22,020
Share based compensation for employees and consultants	59,373	87,677
Bad debts	-	25,111
Change in assets and liabilities:
Accounts receivable	(1,798,881)	(904,930)
Due from factor	(33,000)	(2,350)
Capitalized contract costs	(8,739)	(66,435)
Inventory	6,554	(15,812)
Resalable software license rights	-	2,505
Prepaid expenses and other	2,219	(124,616)
Accounts payable	88,040	175,341
Accrued liabilities	(135,417)	45,669
Deferred revenue	178,755	220,874
Operating lease liabilities	(67,544)	(52,722)
Net cash used in operating activities	(1,928,811)	(1,434,375)
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of Swivel Secure, net of cash acquired of $729,905	-	(543,578)
Receipt of cash from note receivable	-	3,000
Capital expenditures	-	(4,459)
Net cash used in investing activities	-	(545,037)
CASH FLOW FROM FINANCING ACTIVITIES
Repayment of government loan	(34,289)	-
Net cash used in financing activities	(34,289)	-

Effect of exchange rate changes	49,913	26,487

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,913,187)	(1,952,925)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,635,522	7,754,046
CASH AND CASH EQUIVALENTS, END OF PERIOD	$722,335	$5,801,121

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended March 31,
	2023	2022

Cash paid for:
Interest	$56,919	$-

Noncash Investing and financing activities
Accounts receivable acquired from Swivel Secure	$-	$702,886
Equipment acquired from Swivel Secure	$-	$65,640
Other assets acquired from Swivel Secure	$-	$20,708
Estimated intangible assets acquired from Swivel Secure	$-	$1,379,589
Estimated goodwill resulting from the acquisition from Swivel Secure	$-	$450,643
Accounts payable and accrued expenses acquired from Swivel Secure	$-	$431,884
Government loan acquired from Swivel Secure	$-	$544,000
Common stock issued for acquisition of Swivel Secure	$-	$600,004

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY International Inc., and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2023 (Unaudited)

1.         NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

The Company, founded in 1993, develops and markets proprietary fingerprint identification biometric technology and software solutions enterprise-ready identity access management solutions to commercial, government and education customers throughout the United States and internationally. The Company was a pioneer in developing automated, finger identification technology that supplements or compliments other methods of identification and verification, such as personal inspection identification, passwords, tokens, smart cards, ID cards, PKI, credit cards, passports, driver’s licenses, OTP or other form of possession or knowledge-based credentialing. Additionally, advanced BIO-key® technology has been, and is, used to improve both the accuracy and speed of competing finger-based biometrics.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements include the accounts of BIO-key International, Inc. and its wholly-owned subsidiaries (collectively, the “Company” or “BIO-key”) and are stated in conformity with accounting principles generally accepted in the United States of America (“GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. Pursuant to such rules and regulations, certain financial information and footnote disclosures normally included in the financial statements have been condensed or omitted. Intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented. The balance sheet at December 31, 2022 was derived from the audited financial statements, but does not include all of the disclosures required by GAAP. These unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on June 1, 2023.

Foreign Currency

The Company accounts for foreign currency transactions pursuant to ASC 830, Foreign Currency Matters (“ASC 830”). The functional currency of the Company is the U.S. dollar, which is the currency of the primary economic environment in which it operates. In accordance with ASC 830, monetary balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions and from the remeasurement of the monetary balance sheet items are recorded as gain (loss) on foreign currency transactions.

The functional currency of Swivel Secure Europe, SA is the Euro. Under ASC 830, all assets and liabilities are translated into U. S. dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. All transaction gains and losses from the measurement of monetary balance sheet items denominated in Euros are reflected in the statement of operations as appropriate. Translation adjustments are included in accumulated other comprehensive loss.

Recently Issued Accounting Pronouncements

Effective January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), referred to herein as ASU 2016-13, which significantly changes how entities will account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 replaces the existing incurred loss model with an expected credit loss model that requires entities to estimate an expected lifetime credit loss on most financial assets and certain other instruments. Under ASU 2016-13 credit impairment is recognized as an allowance for credit losses, rather than as a direct write-down of the amortized cost basis of a financial asset. The impairment allowance is a valuation account deducted from the amortized cost basis of financial assets to present the net amount expected to be collected on the financial asset. Once the new pronouncement is adopted by the Company, the allowance for credit losses must be adjusted for management’s current estimate at each reporting date. The new guidance provides no threshold for recognition of impairment allowance. Therefore, entities must also measure expected credit losses on assets that have a low risk of loss. For instance, trade receivables that are either current or not yet due may not require an allowance reserve under currently generally accepted accounting principles, but under the new standard, the Company will have to estimate an allowance for expected credit losses on trade receivables under ASU 2016-13. The adoption of ASU 2016-13 did not have a material effect on the consolidated financial statements of the Company.

Management does not believe that any other recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying consolidated financial statements.

2.         GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern, and assumes continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations all of which raise substantial doubt about the Company’s ability to continue as a going concern. Recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company’s ability to increase its revenue and meet its financing requirements on a continuing basis and become profitable in its future operations. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

As of the date of this report, the Company does not have enough cash for twelve months of operations. The history of significant losses, the negative cash flow from operations, the limited cash resources on hand and the dependence by the Company on its ability to obtain additional financing to fund its operations after the current cash resources are exhausted raises substantial doubt about the Company’s ability to continue as a going concern. The Company has lowered its expenses through decreasing spending in marketing and research and development. In addition, the Company has purchased inventory for projects in Nigeria, which have been delayed in deployment, and is, therefore, looking into other markets and opportunities to sell or return the product to generate additional cash.

3.         REVENUE FROM CONTRACTS WITH CUSTOMERS

Disaggregation of Revenue

The following table summarizes revenue from contracts with customers for the three-month period:

	North America	Africa	EMESA*	Asia	March 31, 2023

License fees	$408,530	$552,630	$1,446,746	$70,650	$2,478,556
Hardware	24,781	-	47,008	900	72,689
Services	263,858	23,787	239,927	4,950	532,522
Total Revenues	$697,169	$576,417	$1,733,681	$76,500	$3,083,767

	North America	Africa	EMESA*	Asia	March 31, 2022

License fees	$473,070	$517,161	$390,277	$79,675	$1,460,183
Hardware	71,900	12,033	1,251	-	85,184
Services	355,632	15,275	24,844	53	395,804
Total Revenues	$900,602	$544,469	$416,372	$79,728	$1,941,171

*EMESA – Europe, Middle East, South America

Deferred Revenue

Deferred revenue includes customer advances and amounts that have been paid by customer for which the contractual maintenance terms have not yet occurred. The majority of these amounts are related to maintenance contracts for which the revenue is recognized ratably over the applicable term, which generally is 12-60 months. Contracts greater than 12 months are segregated as long term deferred revenue. Maintenance contracts include provisions for unspecified when-and-if available product updates and customer telephone support services. At March 31, 2023 and December 31, 2022, amounts in deferred revenue were approximately $693,000 and $515,000, respectively. Revenue recognized during the three months ended March 31, 2023 and 2022 from amounts included in deferred revenue at the beginning of the period was approximately $223,000 and $234,000, respectively. The Company did not recognize any revenue from performance obligations satisfied in prior periods.

4.         ACCOUNTS RECEIVABLE

Accounts receivable are carried at original amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible.

Accounts receivable at March 31, 2023 and December 31, 2022 consisted of the following:

	March 31,	December 31,
	2023	2022
Accounts receivable	$3,985,988	$2,096,569
Allowance for doubtful accounts	(623,785)	(573,785)
Accounts receivable, net of allowances for doubtful accounts	$3,362,203	$1,522,784

Bad debt expenses (if any) are recorded in selling, general, and administrative expense.

5.         SHARE BASED COMPENSATION

The following table presents share-based compensation expenses for continuing operations included in the Company’s unaudited condensed consolidated statements of operations:

	Three Months Ended March 31,
	2023	2022

Selling, general and administrative	$55,453	$92,426
Research, development and engineering	15,922	17,271
	$71,375	$109,697

6.         INVENTORY

Inventory is stated at the lower of cost, determined on a first in, first out basis, or realizable value. The Company periodically evaluates inventory items and establishes reserves for obsolescence accordingly. The Company also reserves for excess quantities, slow moving goods, and for other impairment of value based upon assumptions of future demand and market conditions. The $400,000 reserve on inventory is due to slow moving inventory purchased for projects in Nigeria. The Company is looking into other markets and opportunities to sell or return the product. Inventory is comprised of the following as of:

	March 31,	December 31,
	2023	2022

Finished goods	$4,758,089	$4,764,643
Fabricated assemblies	69,726	69,726
Reserve on finished goods	(400,000)	(400,000)
Total inventory	$4,427,815	$4,434,369

7.         COMMITMENTS AND CONTINGENCIES

Distribution Agreement

Swivel Secure has a distribution agreement with Swivel Secure Limited (“SSL”). Terms of the agreement include the following:

1.

The initial term of the agreement ends on January 31, 2027 and will be automatically extended for additional one-year terms thereafter unless either party provides written notice to the other party not later than 30 days before the end of the term that it does not wish to extend the term.

2.

SSL appoints Swivel Secure as the exclusive distributor of SSL’s products, to market, sell and distribute in the EMEA (Europe, Middle East and Africa), excluding the United Kingdom and Republic of Ireland, for a defined discount on the sale price.

3.

Swivel Secure is expected to generate a certain minimum level of orders of SSL products each year during the term of the agreement. If Swivel Secure fails to meet such minimum level of orders in any year, the exclusive distribution rights will terminate and Swivel Secure will serve as a non-exclusive distributer of SSL Products.

The Company expects the revenue targets to continue to be met based on historical performance and increasing distribution by Swivel Secure.

Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of March 31, 2023, the Company was not a party to any pending lawsuits.

8.         LEASES

The Company’s leases office space in New Jersey, Minnesota, New Hampshire, Madrid and Hong-Kong with lease termination dates in 2023 and 2024. The property leased in China is paid monthly as used, without a formal agreement. The following tables present the components of lease expense and supplemental balance sheet information related to the operating leases were:

	Three Months ended March 31, 2023	Three Months ended March 31, 2022

Lease cost
Operating lease cost	$-	$55,219
Total lease cost	$-	$55,219

Balance sheet information	March 31, 2023	December 31, 2022
Operating right-of-use assets	$131,223	$197,355

Operating lease liabilities, current portion	$96,584	$159,665
Operating lease liabilities, non-current portion	33,366	37,829
Total operating lease liabilities	$129,950	$197,494

Weighted average remaining lease term (in years) – operating leases	0.66	0.96
Weighted average discount rate – operating leases	5.50%	5.50%

Supplemental cash flow information related to leases were as follows:

Cash paid for amounts included in the measurement of operating lease liabilities for the three months ended March 31, 2023 and 2022:	$69,821	$65,108

Maturities of operating lease liabilities were as follows as of March 31, 2023:

2023 (9 months remaining)	$95,911
2024	38,808
Total future lease payments	$134,719
Less: imputed interest	(4,769)
Total	$129,950

9.         CONVERTIBLE NOTE PAYABLE

Securities Purchase Agreement dated December 22, 2022

On December 22, 2022, the Company entered into and closed a securities purchase agreement (the “Purchase Agreement”) which issued a $2,200,000 principal amount senior secured promissory note (the “Note”). At closing, a total of $2,002,000 was funded, with the proceeds to be used for general working capital.

The principal amount of the Note is due six months following the date of issuance, subject to one six-month extension by the Company. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six. In the event the maturity date of the Note is extended, interest will accrue at the rate of 12% per annum in months seven through twelve, payable monthly. The Note is secured by a lien on substantially all of the Company’s assets and properties can be prepaid in whole or in part without penalty at any time.

In connection with the issuance of the Note, the Company issued to the investor 700,000 shares of Common Stock (the “Commitment Shares”) and a warrant (the “Warrant”) to purchase 200,000 shares of common stock (the “Warrant Shares”) valued at $1.00 per share at an exercise price of $3.00 per share, exercisable commencing six months after issuance with a term of five years. The Company records the warrants at their fair value which is determined using the Black-Scholes valuation model on the date of the grant. The warrant was valued at $94,316. In the event the Note is paid in full within six months after the date of issuance, the Company will exercise its right to repurchase 350,000 of the Commitment Shares for aggregate payment to the Investor of $1.00.

Upon issuance, the Note is not convertible into common stock or any other securities of the Company. Only after a date that is six (6) months following the issuance date of the Note and upon the occurrence of any events of default (as defined) and expiration of any applicable cure periods, all amounts due under the Note will immediately and automatically become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the Investor will have the right to convert all amounts due under the Note into shares of common stock (the “Conversion Shares”) at a conversion price equal to the 10 day volume weighted average sales price of the Company’s common stock on the date of conversion, subject to the Share Cap described in the paragraph below.

The aggregate number of shares of common stock issuable in the forgoing transaction consisting of the Commitment Shares, the Warrant Shares, and the Conversion Shares are capped at 1,684,576 which is 19.9% of the Company’s issued and outstanding shares of common stock on December 22, 2022, the date the definitive transaction documents were executed (the “Share Cap”).

As of March 31, 2023 and December 31, 2022, the Note with principal balance of $2,200,000, at fair value, was recorded at $2,454,212 and $2,596,203, respectively.

10.         EARNINGS PER SHARE (“EPS”)

The Company’s basic EPS is calculated using net income (loss) available to common shareholders and the weighted-average number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of preferred stock.

The following table sets forth options and warrants which were excluded from the diluted per share calculation because the exercise price was greater than the average market price of the common shares:

	Three Months Ended March 31,
	2023	2022

Stock options	202,996	212,461
Warrants	4,872,025	4,689,387
Total	5,075,021	4,901,848

11.         STOCKHOLDERS’ EQUITY

1. Preferred Stock

Within the limits and restrictions provided in the Company’s Certificate of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

2. Common Stock

Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of common stock are entitled, upon liquidation of the Company, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

Issuances of Common Stock

During the three-month periods ended March 31, 2023, there have not been any shares of common stock issued to anyone outside the Company, except as noted below under Issuances to Directors, Executive Officers & Consultants.

On March 8, 2022, the Company issued 269,060 shares of common stock of which 89,687 shares were held back by the Company to secure certain indemnification obligations under the Swivel Secure stock purchase agreement. The shares of Company common stock were issued at a total cost of $600,004, priced at $2.23, based on the contractual 20 day volume-weighted average price of the Company’s common stock immediately prior to the payment date as reported on the Nasdaq Capital Market.

Issuances of Restricted Stock

Restricted stock consists of shares of common stock that are subject to restrictions on transfer and risk of forfeiture until the fulfillment of specified conditions. The fair value of nonvested shares is determined based on the market price of the Company’s common stock on the grant date. Restricted stock is expensed ratably over the term of the restriction period.

During the three-month periods ended March 31, 2023 and 2022, the Company issued 40,000 and 274,250 shares of restricted common stock to certain employees and the board, respectively. These shares vest in equal annual installments over a three-year period from the date of grant and had a fair value on the date of issuance of $31,200 and $589,638, respectively.

Restricted stock compensation for the three-month period ended March 31, 2023 and 2022 was $59,056 and $39,840, respectively.

Issuances to Directors, Executive Officers & Consultants

During the three-month periods ended March 31, 2023 and 2022 the Company issued 15,388 and 9,382 shares of common stock to its directors in lieu of payment of board and committee fees valued at $12,002 and $20,020, respectively.

Employees’ exercise options

During the three-month periods ended March 31, 2023 and 2022, no employee stock options were exercised.

3. Warrants

There were no warrants issued during the three-month periods ended March 31, 2023 and 2022.

12.         FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, accounts receivable, due from factor, accounts payable and accrued liabilities are carried at, or approximate, fair value because of their short-term nature. The carrying value of the Company’s notes and loan payables approximated fair value as the interest rates related to the financial instruments approximated market.

13.         MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

For the three month periods ended March 31, 2023 and 2022, two customers accounted for 48% and one customer accounted for 27% of revenues, respectively. Two customers accounted for 45% of current accounts receivable as of March 31, 2023. At December 31, 2022, one customers accounted for 35% of current accounts receivable.

14.         SUBSEQUENT EVENTS

On May 5, 2023, the Company issued 2,858 shares of common stock to its directors in payment of board committee fees.

On May 5, 2023, 14,375 shares of restricted common stock were cancelled as a result of employees leaving the Company before the vesting period was completed.

On May 11, 2023, the Company issued 17,392 shares of common stock to its directors in payment of board fees.

On May 11, 2023, the Company issued 2,900 shares of common stock to its directors in payment of board committee fees.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website. We also maintain a website at www.bio-key.com, which provides additional information about the Company. The contents of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

900,000 Shares of Common Stock

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$62
Registrant Legal Fees and Expenses*	$10,000
Accounting Fees and Expenses*	$5,000
Miscellaneous Fees and Expenses*	$1,000
Total	$16,062

*	Estimated solely for the purposes of this Item. Actual expenses may vary.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, and (b) we shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Our bylaws provide that (a) we shall indemnify and hold harmless our directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) we shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in our Bylaws are not exclusive.

We have also obtained insurance policies covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

The foregoing represents a summary of the general effect of the Delaware General Corporation Law, our Certificate of Incorporation, and any other contracts or arrangements of the Company relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the Delaware General Corporation Law, our Certificate of Incorporation, and such other contracts or arrangements relating to indemnification.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act without engaging in any advertising or general solicitation of any kind, and unless otherwise indicated, without payment of placement agent fees or commissions.

On December 22, 2022, we entered into and closed a securities purchase agreement (the “Purchase Agreement”) with AJB Capital Investments, LLC (the “Investor”) which provides for the issuance of a $2,200,000 principal amount senior secured promissory note (the “Note”). At closing, a total of $2,002,000 was funded with the proceeds to be used for general working capital. The principal amount of the Note is due six months following the date of issuance, subject to one six-month extension. Interest under the Note accrues at a rate of 10% per annum, payable monthly through month six. In the event the maturity date of the Note is extended, interest will accrue at the rate of 12% per annum in months seven through twelve, payable monthly. The Note is secured by a lien on substantially all of the Company’s assets and properties can be prepaid in whole or in part without penalty at any time. In connection with the issuance of the Note, we issued to the investor 700,000 shares of Common Stock (the “Commitment Shares”) and a warrant (the “Warrant”) to purchase 200,000 shares of common stock (the “Warrant Shares”) at an exercise price of $3.00 per share, exercisable commencing six months after issuance with a term of five years. In the event the Note is paid in full within six months after the date of issuance, we will exercise our right to repurchase 350,000 of the Commitment Shares for aggregate payment to the Investor of $1.00. Upon issuance, the Note is not convertible into common stock or any other securities of BIO-key. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, all amounts due under the Note will immediately and automatically become due and payable in full, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law, the outstanding principal amount due under the Note will be increased by 30%, and the Investor will have the right to convert all amounts due under the Note into shares of common stock (the “Conversion Shares”) at a conversion price equal to the 10 day volume weighted average sales price of our common stock on the date of conversion, subject to the Share Cap described in the paragraph below. The aggregate number of shares of common stock issuable in the forgoing transaction consisting of the Commitment Shares, the Warrant Shares, and the Conversion Shares are capped at 1,684,576 which is 19.9% of our issued and outstanding shares of common stock on December 22, 2022, the date the definitive transaction documents were executed (the “Share Cap”). The Note and the Warrant contain “blocker provisions” which prohibit conversion or exercise, as applicable, if such conversion or exercise would result in the Investor being the beneficial owner of in excess of 9.99% of our common stock. We have agreed to file a registration statement covering the public resale of the shares of common stock issuable upon conversion of the Note and exercise of the Warrant and cause such registration statement to be declared effective not later than 180 days after the closing of the transaction. The forgoing securities were issued in a private placement transaction to one accredited investor pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind. Maxim Group LLC (“Maxim”) served as our placement agent in connection with the forgoing transaction. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

On June 29, 2020, we entered into and closed a securities purchase agreement with Lind (the “Investor”) which provides for the issuance of a $1,811,250 principal amount senior secured convertible note (the “Note”). At closing, a total of $1,575,000 was funded to the Company with the proceeds to be used for the acquisition of PistolStar, Inc. The principal amount due of the Note is due and payable in nine (9) equal monthly installments of $201,250 beginning four (4) months after the funding date. Repayment of the outstanding principal amount due under the Note plus an additional amount equal to 5% of the then outstanding principal amount is due in connection with the closing of a change in control transaction. Upon the occurrence of standard and customary events of default and expiration of any applicable cure periods, repayment of the outstanding principal amount due under the Note is subject to acceleration in the discretion of the Investor in which event, interest will accrue at the higher of 18% per annum or the maximum amount permitted by applicable law and the Company will become obligated to pay an amount equal to 20% of the then outstanding principal amount due under the Note. The Note is secured by a lien on substantially all of our assets and properties and is convertible at the option of Lind into shares of our common stock at a fixed conversion price of $1.16 per share. We have the right to prepay the Note in full at any time without penalty (the “Buy-Back Right”). Should we exercise our Buy-Back Right, Lind will have the option of converting 25% of the outstanding principal amount of the Note into shares of our common stock. Until the second anniversary of the closing, Lind has the right to purchase up to 20% of the securities we issue in any future private placement, subject to certain exceptions for, among other things, strategic investments. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 1,425,000 shares of common stock at a fixed exercise price of $1.16 per share and issued 136,575 shares to the Investor priced at $0.73 per share, the closing price of our common stock price to closing of the transaction, in payment of an amount due under the Note. In connection with the closing, we issued a warrant (the “Warrant”) to the Investor to purchase 1,425,000 shares of common stock at a fixed exercise price of $1.16 per annum The Warrant has a term of five years and is immediately exercisable. We paid a placement fee to Maxim equal to 7% of the aggregate gross proceeds raised in the transaction.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit	Exhibit
No.

2.1

Stock Purchase Agreement by and among the Company, Thomas J. Hoey, and PistolStar, Inc. dated June 6, 2020 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020)

2.2

Stock Purchase Agreement by and among the Company, Alex Rocha and Swivel Secure Europe, SA dated February 2, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on February 3, 2022)

2.3

Amendment No. 1 to Stock Purchase Agreement by and among the Company, Alex Rocha and Swivel Secure Europe, SA dated March 4, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on March 9, 2022)

3.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

3.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed with the SEC on March 31, 2015)

3.5

Certificate of Elimination of the Series A 7% Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D 7% Convertible Preferred Stock of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

3.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

3.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

3.8

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on December 28, 2016)

3.9

Certificate of Amendment of Certificate of Incorporation of Bio-Key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 19, 2020)

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2, File No. 333-16451)

4.2	Form of Common Stock Purchase Warrant dated August 24, 2018 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

4.3	Common Stock Purchase Warrant dated July 10, 2019 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on August 14, 2019)

4.4	Common Stock Purchase Warrant dated May 6, 2020 (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

4.5	Common Stock Purchase Warrant dated June 29, 2020 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1/A, filed with the SEC on July 17, 2020)

4.7	Form of Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1/A, filed with the SEC on July 17, 2020)

4.8	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form S-1/A, filed with the SEC on July 20, 2020)

4.9	Common Stock Purchase Warrant, dated December 22, 2022 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on December 23, 2022)

5.1*	Opinion of Fox Rothschild LLP

10.1***

Employment Agreement by and between BIO-key International, Inc. and Mira LaCous dated November 20, 2001 (incorporated by reference to Exhibit 10.39 to the current report on Form 8-K, filed with the SEC on January 22, 2002)

10.2***

BIO-key International, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.48 to amendment no. 1 the registrant’s registration statement on Form SB-2, File No. 33-120104, filed with the SEC on December 14, 2004)

10.3***

Employment Agreement, effective March 25, 2010, by and between the Company and Michael W. DePasquale (incorporated by reference to Exhibit 10.93 to the annual report on Form 10-K, filed with the SEC on March 26, 2010)

10.4***

Employment Agreement by and between BIO-key International, Inc. and Cecilia Welch dated May 15, 2013 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.5***

Employment Agreement by and between BIO-key International, Inc. and James Sullivan dated April 5, 2017 (incorporated by reference to Exhibit 10.42 to the annual report on Form 10-K, filed with the SEC on March 29, 2021)

10.6

First Amendment to Lease Agreement by and between BIO-key International, Inc. and BRE/DP MN LLC dated September 12, 2013 (incorporated by reference to Exhibit 10.44 to the annual report on Form 10-K, filed with the SEC on March 31, 2014)

10.7***	BIO-key International, Inc. 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on December 15, 2015)

10.8**

Software License Purchase Agreement Dated November 11, 2015 by and among BIO-key Hong Kong Limited, Shining Union Limited, WWTT Technology China, Golden Vast Macao Commercial Offshore Limited, Giant Leap International Limited (incorporated by reference to Exhibit 10.36 to the registration statement on Form S-1 File No. 333-208747 filed with the SEC on December 23, 2015)

10.9***

Form Non-Plan Option Agreement between the Company and certain of its directors, officers, employees and contractors (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 15, 2017)

10.10

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Giant Leap International Limited (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.11

Securities Purchase Agreement dated May 23, 2018 by and between the Registrant and Micron Technology Development Limited (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on May 30, 2018)

10.12

Securities Purchase Agreement dated May 31, 2018 by and between the Registrant and Wong Kwok Fong (Kelvin) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on June 4, 2018)

10.13

Underwriting Agreement dated August 22, 2018 by and between the Registrant and Maxim Group LLP (incorporated by reference to Exhibit 1.1 to the current report on Form 8-K, filed with the SEC on August 27, 2018)

10.14	GLP 2nd Amendment to Lease dated July 27, 2018 (incorporated by reference to Exhibit 10.26 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.15	Marlen 4th Amendment to Lease dated June 2, 2018 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K, filed with the SEC on April 1, 2019)

10.16	Sales Incentive Agreement with Technology Transfer Institute dated March 25, 2020. (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.17	Form of Technology Transfer Institute Warrant. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.18

Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 issued by the Company to Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.19

Amendment to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated April 12, 2020. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.20

Securities Purchase Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.21	$2,415,000 Senior Secured Convertible Promissory Note dated May 6, 2020. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.22

Amended and Restated Security Agreement dated May 6, 2020 by and between the Company and Lind Global Macro Fund, LP. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.23

Amendment No. 2 to Amended and Restated Senior Secured Convertible Promissory Note, due April 13, 2020 by and between the Company and Lind Global Macro Fund, LP dated May 13, 2020. (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q, filed with the SEC on June 8, 2020)

10.24

Securities Purchase Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.25	$1,811,250 Senior Secured Convertible Promissory Note dated June 29, 2020. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.26

Second Amended and Restated Security Agreement dated June 29, 2020 by and between the Company and Lind Global Macro Fund, LP (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K, filed with the SEC on July 1, 2020)

10.27	$500,000 Promissory note, dated June 30, 2020 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on July 7, 2020)

10.28***

Form of Restricted Stock Award Agreement under the BIO-key International, Inc. Amended & Restated 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on August 28, 2020)

10.29	BIO-key International, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the definitive proxy statement filed with the SEC on May 4, 2021)

10.30	BIO-key International, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference to Appendix B to the definitive proxy statement filed with the SEC on May 4, 2021)

10.31

Management Services Agreement dated March 8, 2022 by and among Swivel Aman-FZCO, Swivel Secure Europe, SA, and Alex Rocha (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.32	Option Agreement dated March 8, 2022 by and between the Company and Alex Rocha (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.33+

Distribution Agreement dated October 23, 2020 by and between Swivel Secure Europe, SA and Swivel Secure Limited (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.34+

Deed of Variation dated January 26, 2022 by and between Swivel Secure Europe, SA and Swivel Secure Limited (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed with the SEC on May 23, 2022)

10.35

Securities Purchase Agreement dated December 22, 2022 by and between the Company and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 23, 2022)

10.36	$2,200,000 Senior Secured Promissory Note, dated December 22, 2022 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on December 23, 2022)

10.37

Security Agreement dated December 22, 2022 by and between the Company and AJB Capital Investments, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on December 23, 2022)

16.1

Letter to Securities and Exchange Commission from Rotenberg Meril Solomon Bertinger & Guttilla, P.C., dated July 26, 2022 (incorporated by reference to Exhibit 16.1 to the current report on Form 8-K filed with the SEC on July 26, 2022)

21.1	List of subsidiaries of BIO-key International, Inc. (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K filed with the SEC on June 1, 2023)

23.1*	Consent of Marcum LLP

23.2*	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

23.3*	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

101.INS*	Inline XBRL Instance

101.SCH*	Inline XBRL Taxonomy Extension Schema

101.CAL*	Inline XBRL Taxonomy Extension Calculation

101.DEF*	Inline XBRL Taxonomy Extension Definition

101.LAB*	Inline XBRL Taxonomy Extension Labels

101.PRE*	Inline XBRL Taxonomy Extension Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL and contained in Exhibit 101)

107*	Filing Fee Table

*  filed herewith

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted sections have been filed separately with the Securities and Exchange Commission.

*** Management compensatory plan.

+ Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Company has determined that such portions are (a) not material and (b) would likely cause competitive harm to the Company if publicly disclosed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on June 15, 2023.

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael DePasquale
Michael DePasquale
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of BIO-key International, Inc., hereby severally constitute and appoint Michael W. DePasquale, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BIO-key International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael DePasquale	Chairman of the Board of Directors and Chief Executive Officer	June 15, 2023
Michael DePasquale	(Principal Executive Officer)

/s/ Cecilia Welch	Chief Financial Officer	June 15, 2023
Cecilia Welch	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 15, 2023
Robert J. Michel

*	Director	June 15, 2023
Wong Kwok Fong

*	Director	June 15, 2023
Thomas Bush III

*	Director	June 15, 2023
Manny Alia

*	Director	June 15, 2023
Cameron E. Williams

*By:   /s/ Michael DePasquale

Michael DePasquale

Attorney-in-fact